UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HEADWATERS INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

January 16, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Headwaters Incorporated, which will be held on Tuesday, February 26, 2008, starting at 2:00 p.m., Mountain Standard Time, at the Marriott Courtyard, 10701 S. Holiday Park Drive, Sandy, UT 84070. In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report with respect to the current status of our operations and an opportunity for you to ask questions.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

The Proxy Statement contains a more extensive discussion of each proposal and therefore you should read the Proxy Statement carefully. After you have read the Proxy Statement and the accompanying instructions, you should execute and return the enclosed form of proxy card or voting instructions with respect to the proposed matters. The Board of Directors unanimously recommends that you approve all proposals.

Only stockholders of record at the close of business on January 2, 2008 are entitled to vote at the meeting. You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please complete, sign and date the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the meeting even though you previously submitted a proxy card.

If you have any questions after reading the Proxy Statement and other materials we have sent, please call Sharon Madden, our Vice President of Investor Relations, at 1-800-316-6214.

Sincerely,

/s/ Kirk A. Benson
Kirk A. Benson
Chairman and Chief Executive Officer

The Board encourages stockholders to attend the meeting in person. Whether or not you plan to attend the meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the accompanying envelope. The proxy may be revoked at any time before the shares are voted at the meeting. Stockholders who attend the meeting may vote their shares personally even though they have sent their proxies.

10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 26, 2008

To the Stockholders of Headwaters Incorporated:

The 2008 Annual Meeting of Stockholders of Headwaters Incorporated, a Delaware corporation, will be held on Tuesday, February 26, 2008, starting at 2:00 p.m., Mountain Standard Time, at the Marriott Courtyard, 10701 S. Holiday Park Drive, Sandy, UT 84070, for the following purposes:

1.	To elect three Class II directors to serve until the 2011 annual meeting, or until their successors are duly elected and qualified;

2.	To approve the increase in shares available under our 2000 Employee Stock Purchase Plan;

3.	To approve our Amended and Restated Short-Term Incentive Bonus Plan;

4.	To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2008; and

5.	To transact such other business as may properly come before the annual meeting and any and all adjournments or postponements thereof.

Our Board of Directors has chosen the close of business on January 2, 2008 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. A copy of our proxy statement and a proxy card accompany this notice. These materials will first be mailed to stockholders on or about January 21, 2008.

By Order of the Board of Directors,

/s/ Harlan M. Hatfield
Harlan M. Hatfield
Secretary

January 16, 2008

Your Vote Is Important!

If you are unable to attend the meeting, please sign, date and promptly return the accompanying proxy card or, if your proxy card includes instructions to do so, use the toll-free telephone number or Internet website to submit your proxy.

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on February 26, 2008

GENERAL INFORMATION

This proxy statement is being furnished to the stockholders of Headwaters Incorporated, in connection with the solicitation of proxies on behalf of the Board of Directors of Headwaters for use at Headwaters’ Annual Meeting of Stockholders and any and all adjournments or continuations of the annual meeting, to be held Tuesday, February 26, 2008, starting at 2:00 p.m., Mountain Standard Time, at the Marriott Courtyard, 10701 S. Holiday Park Drive, Sandy, UT 84070, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These materials will be first mailed to stockholders on or about January 21, 2008.

When we use “Headwaters,” “we,” “us,” “our” or the “Company,” we are referring to Headwaters Incorporated.

This proxy statement along with our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our Annual Report to Shareholders are also available at http://ww3.ics.adp.com/streetlink/hw.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will act upon the matters described in this proxy statement. These actions include the election of directors, the approval of an increase in shares under our 2000 Employee Stock Purchase Plan, the approval of our Amended and Restated Short-Term Incentive Bonus Plan and the ratification of the appointment of the independent registered public accounting firm (which we sometimes refer to as the “independent auditors”). An additional purpose of the annual meeting is to transact any other business that may properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

Who can attend the annual meeting?

All stockholders of record at the close of business on the record date, or their duly appointed proxies, may attend the annual meeting.

What proposals will be voted on at the annual meeting?

Stockholders will vote on four proposals at the annual meeting:

•	the election of directors;

•	the approval of the share increase under our 2000 Employee Stock Purchase Plan;

•	the approval of our Amended and Restated Short-Term Incentive Bonus Plan; and

•	the ratification of Ernst & Young LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2008.

What are the Board’s recommendations?

Our Board recommends that you vote:

•	FOR election of the nominated directors;

•	FOR the approval of the share increase under our 2000 Employee Stock Purchase Plan;

•	FOR the approval of our Amended and Restated Short-Term Incentive Bonus Plan; and

•	FOR the ratification of Ernst & Young LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2008.

Will there be any other business on the agenda?

The Board knows of no other matters that are likely to be brought before the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on January 2, 2008, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. As of the record date, there were 41,997,984 shares of our common stock outstanding. Holders of common stock as of the record date are entitled to one vote for each share held for each of the proposals.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, Annual Report and proxy card have been sent directly to you by us.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement and Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing.

How do I vote my shares?

All stockholders who receive proxy materials will receive instructions for voting by mail, telephone, or by using the Internet.

What constitutes a quorum?

A quorum is the presence, in person or by proxy, of the holders of a majority of the shares of the common stock entitled to vote. Under Delaware law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting.

What is a broker “non-vote” and what is its effect on voting?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting authority with respect to that item and has not received instructions from the beneficial owner. Generally, shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter. More specifically, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting and, therefore, do not have an effect on the outcome of any of the proposals.

What is required to approve each item?

•

For Proposal 1 (election of directors), a plurality of the votes duly cast is required for the election of directors (that is, the nominees receiving the greatest number of votes will be elected). Abstentions are not counted for purposes of the election of directors.

•

For Proposal 2 (2000 Employee Stock Purchase Plan share increase), the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.

•

For Proposal 3 (Approval of Amended and Restated Short-Term Incentive Bonus Plan), the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.

•

For Proposal 4 (ratification of the independent auditors), the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.

•

For any other matters (other than the election of directors) on which stockholders of Headwaters are entitled to vote, the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.

For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. If stockholders hold their shares through a broker, bank or other nominee and do not instruct them how to vote, the broker may have authority to vote the shares.

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

How will shares of common stock represented by properly executed proxies be voted?

All shares of common stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If you do not provide voting instructions, your shares will be voted in accordance with the Board’s recommendations on the items listed in the Notice of Annual Meeting. In addition, if any other matters properly come before the annual meeting, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. You may revoke your proxy prior to exercise by:

•	filing with us a written notice of revocation of your proxy,

•	submitting a properly signed proxy card bearing a later date,

•	voting over the Internet or by telephone, or

•	voting in person at the annual meeting.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company.

Who paid for this proxy solicitation?

The cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by us.

How are proxies solicited?

In addition to the mail solicitation of proxies, our officers, directors, employees and agents may solicit proxies by written communication, telephone or personal call. These persons will receive no special compensation for any solicitation activities. We will reimburse banks, brokers and other persons holding common stock for their expenses in forwarding proxy solicitation materials to beneficial owners of our common stock.

What is “householding?”

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided certain conditions are met. Householding reduces our printing and mailing costs.

If you or another stockholder of record sharing your address would like to receive an additional copy of the Annual Report on Form 10-K or this Proxy Statement, we will promptly deliver it to you upon your request in one of the following manners:

•	by sending a written request by mail to:

Sharon Madden, Vice President of Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

•	by calling Sharon Madden, Vice President of Investor Relations, at 1-800-316-6214.

If you would like to opt out of householding in future mailings, or if you are currently receiving multiple mailings at one address and would like to request householded mailings, you may do so by contacting Sharon Madden, Vice President of Investor Relations, as indicated above.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. To consent to electronic delivery, you must vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request future stockholder communications be sent to you electronically.

Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time and resume receiving stockholder communications in print form.

What are the requirements for presenting stockholder proposals?

Stockholders may submit proposals on matters appropriate for stockholder action at our annual meeting consistent with regulations adopted by the Securities and Exchange Commission (SEC) and our Bylaws. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2009 annual meeting, we must receive them not later than September 24, 2008 or such later date as we may specify in our SEC filings. Your proposals should be addressed to Headwaters at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, Attn: Corporate Secretary.

We anticipate that proxies solicited in connection with our 2009 annual meeting will confer discretionary authority to vote on matters, among others, of which we do not receive notice prior to September 24, 2008.

In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the scheduled date of the meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder making the proposal. For example, to be presented at the 2008 annual meeting, such a proposal must have been received by the Corporate Secretary on or after November 29, 2007 but no later than December 28, 2007. No proposals were received during this period. In the event that less than 75 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, notice by the stockholder must be received not later than the earlier of the following two dates: (a) the close of business on the 15th day following the day on which notice of the date of the scheduled annual meeting was mailed or public disclosure was made, or (b) two days prior to the date of the scheduled meeting.

Whom may I contact for further assistance?

If you have any questions about giving your proxy or require any assistance, please contact Sharon Madden, our Vice President of Investor Relations:

•	by mail, to:

Sharon Madden, Vice President of Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

•	by telephone, at 1-800-316-6214.

EXECUTIVE OFFICERS

The following table sets forth:

•	the names of our current executive officers,

•	their ages as of the record date for the annual meeting and

•	the capacities in which they currently serve Headwaters:

Name	Age	Position(s)	Officer Since
Kirk A. Benson	57	Chief Executive Officer and Chairman of the Board	1999
Steven G. Stewart	59	Chief Financial Officer	2007
Harlan M. Hatfield	47	Vice President, General Counsel and Secretary	1998
Kenneth R. Frailey	54	President, Headwaters Energy Services Corp.	1998
William H. Gehrmann, III	51	President, Headwaters Resources, Inc.	2004
John N. Lawless, III	47	President, Headwaters Construction Materials, Inc.	2004

See “Proposal No. 1 — Election of Directors” for biographical information regarding Mr. Benson.

Steven G. Stewart was our Chief Financial Officer from 1998 through 2005. Since 2005, Mr. Stewart has acted in several advisory roles for Headwaters. Effective September 4, 2007, Mr. Stewart was reappointed as our Chief Financial Officer. From May 1973 through July 1998, Mr. Stewart worked for several “Big Eight” international accounting firms in numerous management capacities, including 13 years as a partner, with the firms of Ernst & Young, Touche Ross and PricewaterhouseCoopers. During this time, Mr. Stewart also served as the Salt Lake City office Director of High Technology and Entrepreneurial Services, the office Director of Recruiting and the office Director of Accounting and Auditing Services. Mr. Stewart is a board member and chairman of the audit committee of BSD Medical Corporation. Mr. Stewart is a Certified Public Accountant and received his B.S. degree from Brigham Young University.

Harlan M. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998 and as Secretary since July 1999. His activities with us have included the development of energy projects, intellectual property, licensing, strategic business acquisitions, and debt and equity financings. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory issues, contracts and other legal matters. Prior to his employment with us, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner. Mr. Hatfield obtained a B.A. degree in Public Policy from Brigham Young University in 1984 and a Juris Doctorate from the University of Minnesota in 1987.

Kenneth R. Frailey joined us in August 1998 as Vice President of Operations, after having been employed by Kennecott Corporation and General Electric for a total of 20 years. In February 2003, Mr. Frailey was appointed President of Headwaters Energy Services. Mr. Frailey’s responsibilities include all aspects of the Headwaters Energy Services business, including coal cleaning, Section 45 refined coal tax credits, bio-fuels, coal-to-liquids and synthetic fuels, along with any associated technology development and intellectual property protection and management. Mr. Frailey has experience and expertise in mining, electrical power generation and energy fuels covering a wide variety of managerial assignments in a plant operating environment, business development and engineering. Mr. Frailey has leadership experience in plant technological improvements, plant optimization and profitability of existing operations as well as bringing start-up projects to full capacity. Mr. Frailey received his B.S. degree in Electrical Engineering from the University of Utah in 1979.

William H. Gehrmann, III was appointed President of Headwaters Resources, Inc. in October 2004. Mr. Gehrmann has been with Headwaters Resources and its predecessors for more than 20 years and was appointed Senior Vice President, Operations in 2004 and was Senior Vice President, Southern Region for the previous five years. During his time with Headwaters Resources, Mr. Gehrmann has been responsible for the development of new products utilizing coal combustion products, the construction and operation of hazardous and non-hazardous waste landfills, and the design and operation of material handling systems. Mr. Gehrmann has worked in the coal combustion product industry since 1985 where he has received a patent, authored numerous technical papers, and developed new products utilizing CCPs. Mr. Gehrmann graduated from the University of Texas at Austin in 1984 with a B.S. degree in Architectural Engineering, with specializations in structural engineering and construction management.

John N. Lawless, III currently serves as President of Headwaters’ Construction Materials, Inc. (HCM), a position he assumed in 2007. Previously, Mr. Lawless was the President and Chief Executive Officer of Tapco International Corporation (Tapco), the position he held when we acquired Tapco in September 2004. Mr. Lawless joined Tapco in 1989 and served as Vice President, Marketing and Operations, and Executive Vice President, before being appointed President in 1998. Prior to 1989, Mr. Lawless was employed by Comerica Bank in Detroit as a Commercial Lender. Mr. Lawless received his B.S. degree in Economics from Kalamazoo College in 1983 and his MBA from the University of Notre Dame in 1985.

CORPORATE GOVERNANCE

We uphold a set of basic values to guide our actions and are committed to maintaining the highest standards of business conduct and corporate governance. We have adopted a Code of Ethics and Business Conduct for directors, officers (including our principal executive officer and principal financial officer) and employees and Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and Board of Directors committee charters, form the framework for governance of Headwaters. The Code of Ethics and Business Conduct, Corporate Governance Guidelines, Board of Directors committee charters, Bylaws and Certificate of Incorporation are available at www.headwaters.com. We will post on this web site any amendments to these governing documents or waivers of the Code of Ethics and Business Conduct for directors and executive officers. Stockholders may also request free printed copies of these documents from:

Sharon Madden

Vice President of Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

Board of Directors Independence

The Board of Directors has determined that each of R Sam Christensen, William S. Dickinson, Blake O. Fisher, Jr., E. J. “Jake” Garn, James A. Herickhoff, and Malyn K. Malquist has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and satisfies the independence requirements required by the New York Stock Exchange. New directors participate in orientation and training following their appointment to the Board. The non-management directors regularly meet in executive session, without management, as part of the agenda for Board meetings. In addition, the independent directors meet in executive session, without management, at least annually. Mr. Herickhoff, an independent non-management director and Vice Chairman of the Board, chairs all executive session meetings of directors.

Committees of the Board of Directors

The Board of Directors has adopted written charters for each of its three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Board has determined that all members of the Nominating and Corporate Governance, Audit, and Compensation Committees are independent and satisfy the relevant SEC or New York Stock Exchange independence requirements for members of such committees.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Mr. Dickinson as chair, Mr. Garn, and Mr. Herickhoff. This committee provides assistance to the Board in overseeing corporate governance and identifies individuals qualified to become members of the Board of Directors consistent with Board criteria. The committee also oversees the evaluation of the Board of Directors and management. The current charter of the Nominating and Corporate Governance Committee is available at www.headwaters.com.

Audit Committee.    The Audit Committee currently consists of Mr. Christensen as chair, and Mr. Fisher, Mr. Garn, and Mr. Malquist, each of whom except for Mr. Garn the Board of Directors has determined is an “audit committee financial expert” as defined under SEC rules. This committee oversees the integrity of our financial statements, disclosure controls and procedures, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors and the performance of our internal audit function and independent auditors, and the quarterly reviews and annual independent audit of our financial statements. The Audit Committee’s report appears hereafter. Ernst & Young LLP, our independent auditors, reports directly to the Audit Committee. The current charter of the Audit Committee is available at www.headwaters.com.

Compensation Committee.    The Compensation Committee currently consists of Mr. Fisher as chair, Mr. Herickhoff, and Mr. Malquist. This committee provides assistance to the Board of Directors in overseeing our compensation policies and practices. It reviews and approves the compensation levels and policies for the Board of Directors; reviews and approves corporate goals and objectives with respect to CEO compensation and, based upon these evaluations, determines and approves the CEO’s compensation; makes recommendations to the Board of Directors with respect to non-CEO executive officer compensation, including any required approval of incentive and equity-based plans; reviews and approves bonus compensation guidelines and practices; and administers our stock incentive plans and authorizes grants under the plans. The Compensation Committee also has the responsibility to provide the report to stockholders on executive officer compensation, which appears below. The current charter of the Compensation Committee is available at www.headwaters.com.

We will provide a free printed copy of any of the charters of any Board committee to any stockholder on request.

Communicating Concerns to Directors

The non-employee directors have established procedures to enable anyone wishing to communicate with our Board of Directors, including the Vice Chair or other non-management directors, in one of the following ways:

•	E-mailing the directors at directors@headwaters.com, or

•	Writing to the directors, at the following address:

Board of Directors

Headwaters Incorporated

c/o Corporate Secretary

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

The Audit Committee has established procedures for employees who have a concern about our accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Audit Committee in one of the following ways:

•	E-mailing to the Audit Committee at headwaters-hotline@blackbearventures.com, or

•	Writing to the Audit Committee, at the following address:

Chair of the Headwaters Incorporated Audit Committee

1419 West 12th Place, Suite 105

Tempe, AZ 85281-5267

The Corporate Secretary will forward any communications related to our accounting, internal accounting controls, or auditing matters to the Chair of the Audit Committee, together with any other director named in the communication. All other communications will be forwarded to the Vice Chair or other designated lead independent director of the Board of Directors, together with any other director named in the communication. Communications may be anonymous.

Board and Committee Meetings

The Board held a total of nine meetings during fiscal 2007. We encourage but do not require Board member attendance at our annual meeting. Two directors, our Chairman and our Vice Chairman of the Board, attended the 2007 annual meeting.

The Nominating and Corporate Governance Committee held four meetings in fiscal 2007. The Audit Committee held six meetings in fiscal 2007. The Compensation Committee held five meetings in fiscal 2007. Each director attended at least 75% of the aggregate of the total number of board and applicable committee meetings.

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee provides assistance to the Board in overseeing corporate governance, evaluates and selects director nominees of the Company to be considered for election at the annual meeting of stockholders and takes such other actions within the scope of its charter as the committee deems necessary or appropriate.

The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating new nominees to the Board. In evaluating director nominees, the committee will, as described in the committee’s charter, consider various criteria, including relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations of the New York Stock Exchange. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of our business. We therefore seek to attract and retain highly qualified directors who have sufficient time to devote to their substantial responsibilities and duties to us and our stockholders.

In accordance with our Corporate Governance Guidelines, the Board is comprised of three tiers of members with staggered three-year terms. One tier of members is elected each year by our stockholders at the annual meeting. Between annual meetings of stockholders, the Board may elect directors to serve until the next annual meeting. Nominees for directorship will be selected by the Nominating and Corporate Governance Committee, in accordance with the policies and principles in its charter, and nominated by the Board for stockholder elections. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although we may do so in the future.

To date, we have not received any recommendations from stockholders requesting the Board or any of its committees to consider a nominee for inclusion among the Board’s slate of nominees in our proxy statement for our annual meeting. However, our stockholders may recommend director nominees, and the committee will consider nominees recommended by stockholders. A stockholder wishing to submit such a recommendation should send a letter to the Corporate Secretary at our principal executive offices in accordance with the provisions of our Bylaws and the provisions set forth in the Questions and Answers about the Annual Meeting section under the question, “When are stockholder proposals for the 2009 annual meeting of stockholders due?” The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the nominee’s qualifications, including such information about the nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board, as well as contact information for both the nominee and the stockholder. Nominees should at a minimum have relevant business and financial experience and must be able to read and understand fundamental financial statements. We anticipate that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although, the committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded. The committee will consider all relevant qualifications as well as our needs in terms of compliance with New York Stock Exchange listing standards and SEC rules.

All of the nominees for directors being voted upon at the annual meeting are directors standing for reelection.

The Nominating and Corporate Governance Committee assisted the Board and each of its committees in conducting self-evaluations of their functioning and effectiveness. The committee also has reviewed and approved the Company’s CEO succession plan.

Nominating and Corporate Governance Committee

William S. Dickinson, Chairman

E. J. “Jake” Garn

James A. Herickhoff

Audit Committee Report

The Audit Committee acts pursuant to a written charter that was approved by the Board of Directors. The Audit Committee oversees our financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements with our management, including a discussion of the quality, not just the acceptability, of the accounting principles used; the reasonableness of significant judgments made; and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, our independent auditors, which is responsible for expressing an opinion on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61, other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. In addition, the committee has discussed with Ernst & Young the firm’s independence from Headwaters, including the matters in the letter from Ernst & Young required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with Ernst & Young’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and Ernst & Young’s report on the effectiveness of our internal control over financial reporting.

The Audit Committee discussed with our internal auditors and Ernst & Young the overall scope and plans for their respective audits. The committee regularly meets with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations; their evaluations of our internal control, including internal control over financial reporting; and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of our internal control over financial reporting, together with Ernst & Young’s reports, be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 filed with the SEC. The committee and the Board also have recommended, subject to stockholder approval, the selection of Ernst & Young LLP to audit our 2008 consolidated financial statements.

Audit Committee

R Sam Christensen, Chairman

Blake O. Fisher

E. J. “Jake” Garn

Malyn K. Malquist

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and General Philosophy

At Headwaters, our singular focus is to create value through innovative advancements in the stewardship of the world’s natural resources. Our executive compensation program supports this goal of value creation by:

•	rewarding executives for sustained financial performance;

•	aligning the interests of executives with the interests of stockholders; and

•	attracting and retaining highly motivated and talented executives.

Our compensation elements simultaneously fulfill one or more of these three objectives. The elements include:

•	base salary;

•	annual bonus;

•	discretionary bonuses;

•	long-term incentives (in the form of cash, performance units and stock-based awards such as stock appreciation rights (SARs), restricted stock and performance stock); and

•	retirement and benefits programs.

The type and amount of compensation is determined considering current pay, competitive pay data from the external talent market and the opportunity for future pay. Because we have a diverse group of businesses, we define the talent market very broadly for the executive officers named in the Summary Compensation Table (located after this compensation discussion and analysis), whom we refer to as our “named executives.” We attract top executives from a national market of similar-sized companies based on revenue. This market not only includes building products, technology, and manufacturing, but other industries as well. We combine compensation elements for each executive in a manner that will meet the performance, alignment and retention goals listed above as well as eliciting the best possible contribution from the executive.

Compensation Objectives

Our executive compensation philosophy is built around three objectives: supporting stockholder value creation through sustained financial performance, aligning the interests of executives with the interests of stockholders, and attracting and retaining highly motivated and talented executives.

When practically applied, our compensation philosophy results in the establishment of base pay rates that are at or below the 50th percentile of our market for representative talent. Due to our diverse businesses, we have determined that no specific peer group is appropriate to use in defining market pay levels for our named executives. We therefore use general industry national survey data of companies which are a similar size to us based on revenue to establish market pay levels. This data was primarily gathered from surveys sponsored by Watson Wyatt Consultant Surveys and Mercer, two national compensation consulting firms, and was blended with information from other smaller surveys focusing on technology or energy, where appropriate to the position. The surveys include responses from thousands of participants. The number of survey comparables for each named executive varies.

Annual bonus opportunities are performance based and we construct them to provide significant potential compensation to our executives, which (assuming target Company performance is achieved) results in targeted annual total cash compensation at the 75th percentile of the talent market. We design our long-term incentive opportunities, retirement and benefit systems and perquisites to be at the 50th percentile of the talent market. This combination of factors results in total compensation packages that are above the 50th percentile of the talent market when target Company performance is achieved. As this philosophy is applied, the objectives are met in the following ways:

Sustained Financial Performance:

•	We construct our annual bonus opportunities to have appropriately aggressive targets that require significant achievement against financial performance metrics to pay out at target levels.

•	We base our long-term cash incentive opportunities on three-year targets against financial performance metrics.

Aligned Interests:

•	Our base pay practices reduce fixed costs and emphasize performance-based incentive programs, which we believe are in the best interests of stockholders.

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We base our annual bonus opportunities and long-term cash incentive opportunities on financial metrics (economic value added, or EVA (as described below), or operating income) that focus executives on financial performance that is of common interest to stockholders.

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We award long-term equity incentive opportunities using stock options, SARs, restricted stock and/or performance stock so that appreciating stock value is a significant factor in executive compensation.

•	We have stock ownership guidelines that require executives to own significant amounts of our common stock.

Executive Retention:

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We believe our use of lower base salary levels accompanied by an emphasis on performance-based incentive programs attracts executives that are appropriately aggressive, innovative, and willing to risk a larger share of their compensation on their own performance and the performance of the Company.

•	Discretionary bonuses allow for spot corrections to temporary market inequities. This allows us to adjust to unique market conditions in a timely fashion in order to retain key executives.

•	Long-term equity incentive plans have multi-year vesting periods, with forfeiture of unvested awards if a participant terminates employment before the vesting period is completed.

A significant feature of our executive compensation program is examining various compensation elements against the external talent market. To do so, the Compensation Committee employed nationally recognized executive compensation consultants to assist in determining industry practices and in gathering data. In 2007, these consultants included Pearl Meyer & Partners (for setting initial executive base salaries for fiscal 2007) and Mercer (for total compensation consulting and long-term incentive design).

Compensation Administration

General Process.    Executive compensation decisions at Headwaters are the product of several factors, modified by judgment and discretion as necessary. The predominant factors include:

•	key financial measurements such as revenue, operating income, earnings per share and EVA, a measure of free cash flow;

•	strategic initiatives such as acquisitions, joint ventures, and implementation of lean process improvements;

•	achievement of specific operational goals relating to the sphere of influence led by the executive;

•	compensation of other executives within the Company (to ensure internal equity); and

•	compensation in the external talent market (from data generated by compensation consultants).

For the CEO, these factors are judged and compensation is recommended by the Compensation Committee of the Board of Directors and approved by the Board. For the other executive officers (including all of the named executives in the Summary Compensation Table), the factors are considered by the CEO, who recommends compensation levels. These judgments and recommendations are then reviewed and approved or revised by the Compensation Committee.

Generally, the Compensation Committee reviews and makes adjustments to base compensation once per year, effective at the beginning of each fiscal year (October 1). The exception is Mr. Benson, our CEO, who has base pay increases with effective dates of April 1 as stipulated in his employment agreement. Annual incentives and long-term cash incentives are typically paid within two months of the fiscal year end, usually in mid-November. This is due to the structure of the annual and long-term cash plans, which have performance metrics based on fiscal year measurements. Equity grants have historically been awarded in the spring of each year, typically in late April or early May. This practice was initiated to maximize the opportunities to express tangible appreciation for executives at various times during the year, rather than having one annual reward point.

Role of Compensation Committee.    The Compensation Committee oversees the design, development and implementation of our compensation program. The Committee evaluates the performance of the CEO and determines CEO compensation consistent with the objectives of the compensation program. The Committee also approves all incentive compensation plans and approves or revises recommendations made by the CEO for compensation decisions affecting other executives. The Committee also approves all bonuses, awards and grants under all incentive plans.

Role of CEO.    Our CEO, assisted by our Human Resources department, is responsible for the implementation and administration of our compensation program throughout the organization. The CEO evaluates the performance of executives and, consistent with the objectives of the compensation program, meets regularly with the Compensation Committee and consultants to consider and recommend compensation programs, set and evaluate plan metrics, and make specific recommendations on the form and amount of compensation for named executives.

Role of Compensation Consultants.    The Compensation Committee directly engages compensation consultants to provide market data and to advise it and management about the design of the compensation program, including methods of compensation, commonly used metrics to measure performance, best practices for compensation delivery and the structure of various compensation elements. The consultants also gather, prepare and provide data for external market comparisons in the areas of base compensation, total annual cash compensation, and long-term compensation and meet with the Committee to present their findings and recommendations.

Executive Stock Ownership Requirements.    In January 2004, the Compensation Committee adopted a policy requiring senior level executives, including named executives, to own our common stock. The purpose of the requirement is to ensure that senior executives have financial interests that are directly aligned with stockholders. The following sets forth the stock ownership policy for senior executives:

•	CEO: Shares equal in value to four times annual base compensation

•	Other senior executives, including all of the named executives: Shares equal in value to two times annual base compensation

Executives were given five years from the date of adoption to accumulate the required shares. They were also informed that willingness to comply with this policy may affect eligibility for future equity grants. The named executives have achieved various levels of compliance with this policy by accumulating stock through option exercises, restricted stock grants, and purchase of stock through the Employee Stock Purchase Plan (ESPP) and open market transactions. There is over a year remaining in the five-year period to meet the stock ownership policy. The named executives’ compliance with this policy as of September 30, 2007 is as follows.

STOCK OWNERSHIP – SEPTEMBER 30, 2007

Name and Position	Stock Ownership Requirement Compliance (%)
Kirk A. Benson, Chief Executive Officer	100
Steven G. Stewart, Chief Financial Officer	65
Scott K. Sorensen, Former Chief Financial Officer(1)	n/a
Craig R. Hickman, Former President, Headwaters Technology Innovation Group(1)	n/a
John N. Lawless, III, President, Headwaters Construction Materials, Inc.	0
Michael S. Lewis, Former President, Eldorado Stone LLC(2)	24
Kenneth R. Frailey, President, Headwaters Energy Services	30

(1)	This person was not an executive officer as of September 30, 2007.

(2)	This person is no longer an employee, but was an executive officer as of September 30, 2007.

Employment Agreements.    Employment agreements exist for certain named executives and are used in determining compensation for those executives. The following summarizes employment agreement terms pertinent for fiscal 2007 compensation for the named executives who have or had employment agreements during fiscal 2007.

Kirk A. Benson. In August 2005, we entered into an employment agreement covering Mr. Benson’s “at will” employment for the five-year period commencing April 1, 2005 through March 31, 2010. The agreement calls for payment of a gross annual base salary of $650,000 for the 12-month period ending March 31, 2007 and $700,000 for the 12-month period ending March 31, 2008. The employment agreement further provides for participation in our annual bonus plan and long-term incentive plan as well as other standard benefits such as vacation, participation in our employee benefit plans and reimbursement for certain stipulated fees and expenses.

Steven G. Stewart. In October 2007, in connection with Mr. Stewart’s appointment as Chief Financial Officer effective September 4, 2007, we entered into an employment agreement with Mr. Stewart. The agreement calls for payment of an initial annual base salary of $304,685 per year with review on an annual basis. The base salary may be increased at our discretion. The agreement further provides for participation in our annual bonus plan and long-term incentive plan as well as other standard benefits such as vacation and participation in our employee benefit plans.

Scott K. Sorensen. In December 2006, in connection with Mr. Sorensen’s appointment as Chief Financial Officer effective October 1, 2005, we entered into an employment agreement with Mr. Sorensen. The employment agreement was originally set to expire in March 2011, unless terminated earlier by notice by either party, or extended by both parties. The agreement called for an annual salary of $297,254, with subsequent increases at our discretion. In addition, the agreement called for Mr. Sorensen’s participation in our annual bonus plan; the grant of 30,000 shares of restricted common stock, which grant was made in December 2006; and other standard benefits such as vacation, a car allowance and participation in our employee benefit plans. The 30,000 shares of restricted common stock granted in December 2006 were to vest over a five-year period contingent upon stock price performance conditions. This employment agreement was voluntarily terminated by Mr. Sorensen effective September 30, 2007.

Craig R. Hickman. In April 2007, an employment agreement was entered into with Mr. Hickman, who was an executive officer for the period October 1, 2006 through April 30, 2007. Under the terms of Mr. Hickman’s employment agreement, he is to be paid $260,000 of base salary annually during the term of the agreement (through April 2009), in addition to $502,518 upon his change in employment responsibilities in April 2007.

John N. Lawless, III. In connection with the acquisition of Tapco International in September 2004, we entered into an employment agreement with Mr. Lawless, which expired and was not renewed on September 30, 2007. The agreement provided for an annual salary of $275,000 beginning in 2004 with subsequent increases at our discretion. Mr. Lawless’ annual base salary for most of fiscal 2007 was $287,522. Effective July 1, 2007, Mr. Lawless’ annual base salary was increased to $310,000 as a result of his promotion from the President of Tapco to the President of Headwaters Construction Materials, Inc. In addition, the employment agreement called for Mr. Lawless’ participation in our annual bonus plan and other standard executive benefits.

Michael S. Lewis. In July 2007, we entered into an employment agreement with Mr. Lewis. The agreement calls for an annual base salary of $268,333 per year with review on an annual basis. The base salary may be increased at our discretion. The agreement further provides for participation in our annual bonus plan and long-term incentive plan as well as other standard benefits such as vacation and participation in our employee benefit plans. As a result of Mr. Lewis’ termination of employment in November 2007, the terms of the agreement call for Mr. Lewis to receive compensation over the period from date of termination through July 11, 2011. He is precluded from soliciting our subsidiary Eldorado Stone’s clients, employees and consultants and from competing against Eldorado Stone during this period.

Compensation Components

Short-Term Compensation.    Consistent with our stated compensation philosophy, our key metric for executive short-term compensation is annual total cash compensation. Base pay rates are generally set at or below the 50th percentile of our data from surveys provided by consultants. Annual bonus opportunities and occasional discretionary bonuses provide significant upside potential which (assuming appropriate Company and individual performance is achieved) results in targeted annual total cash compensation consistent with the 75th percentile of the data from surveys provided by consultants.

Our performance for fiscal 2007 was at or above targeted levels, even in a year that was very challenging for the building products portion of our business. Company-wide, total revenue for the year was $1.21 billion, an increase of 8% from the previous year. Excluding a non-cash accounting charge of $98 million for goodwill impairment, operating income increased to $198.3 million, 9% higher than fiscal 2006. Excluding the accounting charge, earnings per share increased 16% to $2.53. Total debt was reduced to $542.5 million from $595.1 million in fiscal 2006. During the 2007 fiscal year we generated $25,653,000 in EVA.

Base Salary.    We consider base salary a tool to provide executives with a reasonable base level of income relative to the scope of the positions they hold. Base salaries are established based on the level of responsibility for the position, base salary data for other internal positions and base salaries for similar positions from the data from surveys provided by consultants. With the exception of the CEO and named executives whose annual base salary adjustments are mandated by employment agreement, all base salaries are reviewed annually at the beginning of each fiscal year (October 1), and are adjusted from time to time to reflect changes in responsibility level, internal equity or equity with the data from surveys provided by consultants.

In 2007, our named executives’ salaries ranged from $221,200 to $675,000. Changes in senior executive base pay during fiscal year 2007 included an increase in Mr. Benson’s annual base pay on April 1, 2007 from $650,000 to $700,000 (pursuant to Mr. Benson’s employment agreement); an increase in Mr. Stewart’s annual base pay from $120,000 to $297,254 upon his appointment as CFO on September 4, 2007; the voluntary termination of Mr. Sorensen’s employment on September 30, 2007; an increase in Mr. Lawless’ annual base pay from $287,522 to $310,000 on July 1, 2007, as a result of his promotion from President of Tapco to President of Headwaters Construction Materials, Inc.; and an increase in Mr. Frailey’s annual base pay from $216,419 to $227,000 on May 5, 2007 to improve internal equity among division leader executives and equity with the external talent market. When compared to the median base salaries for comparable positions within the external surveys, named executive base salaries were an average of 91% of the surveys’ 50th percentile, which is consistent with our compensation philosophy. For fiscal 2008, the named executives have received salary increases generally intended to be reflective of the inflation rate.

Annual Bonus.    Annual bonuses for the named executives are administered under the Short-Term Incentive Bonus Plan. This plan is designed to motivate participants to achieve appropriately aggressive financial and non-financial objectives and reward executives for their achievements when those objectives are met. Bonuses are calculated using the following formula:

Annual Salary	X	Position Factor	X	Individual Business Objective (IBO) Completion Factor	X	Company Performance Factor

In 2007, named executive position factors ranged from 40% to 75%, and were based on scope of responsibility for each position and compensation data from surveys provided by consultants. Executive positions that have no full profit and loss management responsibility (i.e. CFO) were 40%. Executive positions that include full profit and loss management responsibility (i.e. business unit leader or division leader) were 50%. The CEO position, with profit and loss management responsibility for the entire organization, had a position factor of 75%. All position factors are set and reviewed annually by the Compensation Committee, with input from the compensation consultants and our Human Resources department.

The Individual Business Objective (IBO) Completion Factor represents the achievement of individual goals that support Company-wide financial and strategic initiatives. We conduct an annual planning process that commences each spring. The financial and strategic plan for our upcoming fiscal year is further developed with input from named executives and other members of management. With the exception of the CEO, each named executive formulates IBOs to support the Company-wide plans and initiatives. The objectives are weighted, with the combined weighting totaling 100%. These IBOs are reviewed and approved or adjusted by the CEO at the beginning of the fiscal year. During the fiscal year, named executives and other participants work to complete the IBOs. At the end of the fiscal year, results are reported. The CEO evaluates the reports and recommends a final achievement factor to the Compensation Committee, which can range from 0% to 100%. For the CEO, the IBO completion factor is generally assumed to be 100% and formal IBOs are not formulated. However, the Compensation Committee reviews results against the Company-wide plans and initiatives annually and can adjust the IBO completion factor for any participant, including the CEO. In 2007, IBO completion factors for the named executives ranged from 45% to 100% as follows:

•	Kirk A. Benson, CEO, 100% attainment.

•	Steven G. Stewart, CFO, no attainment. Mr. Stewart was appointed to the CFO position late in the fiscal year (September 4, 2007) and therefore did not participate in the annual bonus program.

•

Scott K. Sorensen, Former CFO, 85% attainment. Mr. Sorensen’s attainment was impacted by lower than targeted consolidated revenue, higher than targeted SG&A expenses and other corporate costs, and planned improvements in capital deployment and management processes that failed to materialize.

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Craig R. Hickman, Former President, Headwaters Technology Innovation Group, no attainment. Pursuant to contractual terms in Mr. Hickman’s employment agreement, he was paid a discretionary bonus in lieu of a bonus under terms of the short-term incentive bonus plan.

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John N. Lawless, III, President, Headwaters Construction Materials, Inc., 45% attainment. Mr. Lawless’ attainment was impacted by operating division revenue, operating income, and EVA that was lower than targeted.

•	Michael S. Lewis, Former President, Eldorado Stone LLC, 60% attainment. Mr. Lewis’ attainment was impacted by operating division revenue and EVA that was lower than targeted.

•	Kenneth R. Frailey, President, Headwaters Energy Services, 90% attainment. Mr. Frailey’s attainment was impacted by operating division revenue that was lower than targeted.

The Company Performance Factor is a Company-wide measure of EVA. Generally, EVA is calculated by subtracting the cost of capital from net operating profit after taxes. During the annual planning process, management evaluates business conditions, opportunities and threats and projects EVA production for the coming fiscal year. Early in each fiscal year, the Compensation Committee works with the CEO and CFO to construct a schedule that correlates various levels of EVA production with Company Performance Factors (higher levels of EVA production naturally correlate to higher Company Performance Factors). At the beginning of fiscal 2007, the Committee recognized such factors as the risk of significant early phase-out of the Section 45K business that could result from high crude oil prices, the legislative expiration of the Section 45K business at the end of calendar year 2007, the possibility of a downturn in the building products industry, and other risks and opportunities. These considerations resulted in a schedule that awarded modest bonuses for modest performance and increased bonuses for higher levels of positive EVA production. For fiscal 2007, the approximate EVA targets and their associated Company Performance Factors were as follows.

COMPANY PERFORMANCE FACTORS – FISCAL 2007

EVA Produced ($)	Company Performance Factor
0	1.90
1,985,000	2.00
31,041,000	3.00

In fiscal 2007, the actual EVA produced was $25,653,000, which resulted in a Company Performance Factor of 2.81. This same factor is applied to each participant.

All annual incentive awards for senior executives, including all of the named executives except for Mr. Hickman, were subject to banking. This feature modifies the payment of the annual incentive award by splitting the award into two portions, the basic portion and the excess portion. The basic portion of the award is calculated by substituting a Company Performance Factor of 1.00. The excess portion is calculated by subtracting the basic portion from the full award amount. Payments are calculated using the full basic portion plus one half of the excess portion. The remaining half of the excess portion is “banked” for future payment. Assuming the Company Performance Factor is not less than 1.00 in each of the two succeeding years, half of the banked award is paid out at the end of the succeeding fiscal year, and the other half is paid out at the end of the second succeeding fiscal year. If the Company Performance Factor falls below 1.00 in either succeeding year, the applicable portion of the banked award is forfeited by participants. In addition, participants are required to be employed through the end of each of the succeeding two years to qualify to receive payments of banked awards. This requirement is waived for death, disability or retirement.

The 2007 fiscal year is the last year we will use this form of the annual bonus plan. Beginning in fiscal 2008, the Compensation Committee has elected to move to an annual bonus plan that will establish bonus pools for each operating division of the Company. The bonus pools will be dependent upon the amount of operating income as compared to the previous year for each of several operating divisions. Two of the bonus calculation factors will also change. First, the Position Factor will be replaced by a pro-rata share of the bonus pool created by the operating income performance of each division. Second, the Company Performance Factor will be replaced by the bonus pool of each participant’s division. The revised bonus calculation will be as follows.

Individual Bonus Pool Share    X    IBO Completion Factor    X    Division Bonus Pool

These changes will serve to focus annual bonus plan participants on metrics that are divisional, and therefore more within their control. In addition, participants will be focused on operating income, a more commonly-reported and easily-understood financial metric than EVA. Assuming consistent Company performance (as measured by reasonable growth in operating income) and individual performance (as measured by IBO completion), we expect the total bonus payouts under the new plan to be generally equivalent to the total bonus payouts under the former plan.

Discretionary Bonuses.    In some circumstances, the Compensation Committee may determine that the annual incentive plan does not adequately reward senior executives. These circumstances may include the fact that significant market inequities exist, that factors beyond the executive’s control (such as industry or market conditions) had undue negative influence on achievement under the annual incentive plan, or that performance far exceeded expectations. In these cases, discretionary bonuses are used to assure that appropriate spot corrections are made for temporary market inequities and/or to assure that executives are appropriately rewarded. The Committee determines discretionary bonuses for the CEO. The CEO recommends discretionary bonuses for all other participants, including the named executives, which are then approved or adjusted by the Committee.

In fiscal year 2007, we awarded discretionary bonuses to two named executives. As a result of Mr. Hickman’s change in employment status in April 2007, Mr. Hickman was paid a discretionary bonus of $100,629, an amount paid in lieu of a bonus under terms of our fiscal 2007 short-term incentive bonus plan. Mr. Lawless was awarded a discretionary bonus of $135,000 because of his promotion to President of Headwaters Construction Materials, Inc. and for the improvement in that division’s results in the final six months of the fiscal year. During fiscal 2007, the building products industry faced one of the most significant market downturns in history. In a rapidly declining market, Mr. Lawless acted quickly to control costs, reduce inventories and improve productivity. Over the course of the year, businesses in his sphere of influence increased margins and returned to profitability, in spite of continuing downward market conditions. In addition to the discretionary bonuses paid to Messrs. Hickman and Lawless, Mr. Stewart was awarded a signing bonus of $88,700 in September 2007 as additional incentive to accept the position of CFO.

When all bonuses (annual and discretionary) paid to named executives in fiscal year 2007 are added to base salary, the total annual cash compensation compares to positions in the data from surveys provided by consultants in the following manner.

CASH COMPENSATION COMPARED TO MARKET – FISCAL 2007

Name and Position	Total Cash Compensation Compared to 75th Percentile of Market (%)
Kirk A. Benson, Chief Executive Officer	100
Steven G. Stewart, Chief Financial Officer(1)	n/a
Scott K. Sorensen, Former Chief Financial Officer	84
Craig R. Hickman, Former President, Headwaters Technology Innovation Group(2)	n/a
John N. Lawless, III, President, Headwaters Construction Materials, Inc.	101
Michael S. Lewis, Former President, Eldorado Stone LLC	103
Kenneth R. Frailey, President, Headwaters Energy Services	92

(1)	Mr. Stewart was compensated as CFO for only one month of fiscal 2007, so any comparison to annual market compensation is not meaningful.

(2)	A market compensation study for Mr. Hickman was not performed because of his change in status to a non-executive in fiscal 2007.

Our Compensation Committee believes that we have executed on our compensation philosophy given the superior level of Company performance in fiscal 2007. Annual total cash compensation is well above the median for our data from surveys provided by consultants and is generally consistent with the 75th percentile of market.

Long-Term Incentive Compensation.    Historically, we have used a variety of long-term incentive vehicles, all authorized under the Headwaters Incorporated Long Term Incentive Compensation Plan approved by stockholders in 2005. In 2005, we experienced a significant one-time earnings event. This event and the early adoption of SFAS No. 123R, the accounting standard governing stock-based compensation expense, prompted the Compensation Committee to issue large grants of SARs to executives, including all of the named executives except for Mr. Stewart, who had announced he would step down as CFO, and Mr. Sorensen, who was not an officer at the time. These 2005 grants were intended to satisfy our compensation philosophy by providing a long-term incentive equivalent to the 50th percentile of the external talent market for multiple years. Accordingly, with the exception of Mr. Sorensen’s restricted stock grant, no long-term incentives were granted in fiscal 2007.

In 2007, we offered a limited group of employees, including all named executives except for Messrs. Stewart and Sorensen, with large outstanding 2005 SAR grants the opportunity to cancel those SARs. The decision of each executive whether to cancel the SARs was completely voluntary. We did not offer any executive any form of compensation in exchange for the cancellation, nor did we make any promise regarding future equity or cash compensation as part of the offer. The Compensation Committee approved the offer to give executives relief from cash payment obligations under a $2.00 per SAR participant fee arrangement that was part of the large 2005 SAR grants and to increase the amount of common shares available under stockholder-approved equity plans for future equity grants. Fifty-three employees voluntarily elected to cancel SARs, including all of the named executives who were granted SARs in 2005. The cancellations restored approximately 1,900,000 shares to the stockholder-approved equity plans. Although accounting rules required recognition of $26.5 million in compensation expense during the period these SARs were outstanding, no actual compensation benefit was received by any executive.

In fiscal 2008, we plan to implement a new long-term incentive design that will utilize a combination of annual SAR grants, restricted stock grants and long-term cash awards. These vehicles will be combined at different ratios for different levels of management. For senior management, including named executives, the primary emphasis will be on SAR awards, with secondary emphasis on restricted stock and long-term cash awards. This results in primary senior management focus on stock price performance, directly aligning the interests of executives with the interests of stockholders. It also puts a higher percentage of long-term compensation at risk as the design delivers less immediate value to executives. The secondary focus for this group is evenly distributed between retention (provided by restricted stock grants) and sustained financial performance (provided by long-term cash awards based on operating income).

All stock-based awards granted by the Company must have prior Compensation Committee approval. With very few exceptions, stock-based awards are granted at regularly scheduled Committee meetings, usually held in connection with regularly scheduled Board meetings. Occasionally, the Committee will approve an award in connection with the appointment of a newly-hired officer, the timing of which may necessitate a special Committee meeting not held in connection with a regular Board meeting. The exercise price for all stock-based awards coincides with the date the Committee approves the award grant. It is against Company policy to back-date stock-based awards or to try to time stock-based awards for any reason and we have never engaged in these practices.

Award Adjustment or Recovery.    We do not have a policy to recover or otherwise adjust payments made or awards earned as a result of changes in subsequent periods relating to performance measures upon which such payments or awards are based, sometimes referred to as a “clawback” policy. We have not required any named executive to return any award or repay any payment received in any fiscal year.

Tax Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to named executives unless compensation is based on an individual’s meeting pre-established performance goals determined by a compensation committee and approved by stockholders. For 2007, the annual bonuses were designed to satisfy the requirements for deductible compensation.

Retirement and Other Benefits

Generally, we view retirement savings as a personal matter. We encourage pre-tax retirement savings through the use of a traditional 401(k) plan and a deferred compensation plan, but offer no defined benefit pension plans or other retirement programs.

401(k) Plan.    All full-time employees (including named executives) are eligible to participate in the Headwaters 401(k) Savings and Investment Plan. Participant deferrals are matched by us at a rate of 50% of the first six percent of salary or incentive compensation deferred. Matching contributions are fully vested after three years of service.

Deferred Compensation Plan.    The Headwaters Incorporated Deferred Compensation Plan (DCP) is not qualified under Section 401(a) of the Internal Revenue Code and is limited to a selected group of management employees and highly compensated employees. All named executives currently employed are eligible to participate in the DCP. Participants in the DCP can annually elect to defer up to 50% of base salary and up to 100% of incentive compensation into the plan. Participant deferrals are matched by us at a rate of 50% of the first six percent of salary or incentive compensation deferred less any match made through the 401(k) Plan. Matching contributions are fully vested after three years of service. The purpose of the DCP is to facilitate retirement savings above and beyond what is available to highly-compensated employees through the 401(k) Plan.

SAR Deferred Compensation Plan.    The Headwaters Incorporated SAR Deferred Compensation Plan (SAR DCP) is not qualified under Section 401(a) of the Internal Revenue Code and is limited to a selected group of management employees and highly compensated employees. All of the named executives who received 2005 SAR grants are eligible to participate in the SAR DCP. Participants in the SAR DCP annually elect to defer portions of base salary and/or incentive compensation commensurate with SAR agreements offered and accepted in 2005. Per those agreements, deferrals are made to the SAR DCP until April 30, 2010. The deferrals earn interest at LIBOR plus two percent, which is generally equivalent to the interest rate we pay on long-term debt. All deferrals and interest are vested at the end of the deferral period and are distributed to participants who remain actively employed at that time. The purpose of the SAR DCP is to act as a savings vehicle for pay deferrals associated with SAR agreements.

Perquisites.    Eligible employees, including named executives, participate in various other employee benefit plans, including medical and dental care plans; flexible spending accounts for health care; life, accidental death and dismemberment and disability insurance; employee assistance programs; and vacation plans. The primary purpose of providing these plans and limited perquisites to senior executives is to attract and retain talented executives to manage the Company. With respect to non-insurance perquisites, we prefer to take a minimalist approach. With very few exceptions, executive non-insurance perquisites are limited to automobile allowances or assignment of a Company vehicle that includes reimbursement for fuel and maintenance expenses.

*         *         *         *         *

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2007 Annual Report on Form 10-K.

Compensation Committee

Blake O. Fisher, Chairman

James A. Herickhoff

Malyn K. Malquist

Summary Compensation Table

The following sets forth the compensation of Headwaters’ Chief Executive Officer, both persons who served as Chief Financial Officer during fiscal 2007, and the four most highly compensated persons who served as executive officers during fiscal 2007. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2007.

SUMMARY COMPENSATION TABLE – FISCAL 2007

Name and principal position	Salary ($)	Bonus (5) ($)	Stock awards (6) ($)	Non-equity incentive plan compensation (7) ($)	All other compensation ($)		Total ($)
Kirk A. Benson	675,000	0	1,710,562	1,378,607	0		3,764,169
Chief Executive Officer

Steven G. Stewart(1)	134,771	0	136,044	61,284	88,700	(8)	420,799
Chief Financial Officer

Scott K. Sorensen(2)	297,254	0	349,410	222,908	0		869,572
Former Chief Financial Officer

Craig R. Hickman(3)	225,734	100,629	211,137	67,380	509,757	(9)	1,114,637
Former President, Headwaters Technology Innovation Group

John N. Lawless, III	292,439	135,000	270,941	213,185	21,195	(10)	932,760
President, Headwaters Construction Materials, Inc.

Michael S. Lewis(4)	268,333	0	272,554	247,332	0		788,219
Former President, Eldorado Stone LLC

Kenneth R. Frailey	221,200	0	275,213	265,323	0		761,736
President, Headwaters Energy Services

(1)	Mr. Stewart was appointed Chief Financial Officer effective September 4, 2007. He was employed in a non-executive position for the period from October 1, 2006 to September 4, 2007.

(2)	Mr. Sorensen was Chief Financial Officer for the period from October 1, 2006 to August 31, 2007.

(3)	Mr. Hickman was an executive officer for the period from October 1, 2006 through April 30, 2007. Since May 1, 2007, Mr. Hickman has been employed in a non-executive position.

(4)	Mr. Lewis was an executive officer during all of fiscal 2007 continuing into November 2007, at which time his employment terminated.

(5)	The bonuses shown in this column represent discretionary payments. Bonuses paid under terms of Headwaters’ Short Term Incentive Bonus Plan, approved by stockholders in 2005, are shown in the column titled “Non-equity incentive plan compensation.”

(6)	Stock-based compensation represents the amounts recognized for financial reporting purposes, calculated in accordance with the requirements of SFAS No. 123R, except that estimated forfeitures were disregarded. A significant portion of the stock-based compensation shown above arose from the voluntary cancellation of certain stock-based awards granted in 2005. The amounts of accelerated compensation cost related to cancelled awards were as follows: Mr. Benson - $1,032,078; Mr. Hickman - $103,069; Mr. Lawless - $142,784; Mr. Lewis - $136,045; and Mr. Frailey - $136,600. No named executive received any actual compensation benefit from any of the cancelled awards, either in fiscal 2007 or in any prior fiscal year. Upon his separation from Headwaters, Mr. Sorensen forfeited stock-based awards consisting of 100,000 SARs and 30,000 shares of restricted stock. Reference is made to Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year 2007 for a detailed description of the assumptions used in valuing stock-based awards under SFAS No. 123R.

(7)	Represents bonuses paid under terms of our Short Term Incentive Bonus Plan, including banked amounts from prior years that were earned and paid in fiscal 2007.

(8)	Represents a payment to Mr. Stewart upon his appointment as Chief Financial Officer in September 2007.

(9)	Represents $7,239 of vehicle-related perquisites and $502,518 paid to Mr. Hickman upon his change in employment responsibilities in April 2007.

(10)	Represents $12,295 of insurance premiums, $7,760 for a club membership and $1,140 of vehicle-related perquisites.

Grants of Plan-Based Awards

The following table sets forth information concerning the only plan-based award granted during fiscal 2007 to any named executive. The grant consisted of 30,000 shares of restricted stock issued to Mr. Sorensen, subject to both service and performance vesting conditions. Each March 31, beginning March 31, 2007 and ending March 31, 2011, a total of 6,000 shares were eligible for vesting. For shares to vest, the market closing price for our common stock was required to be at or above $30 on March 31, 2007, which amount increased each year by $5 for that year’s shares eligible for vesting. The shares that were not vested as of March 31, 2016 were to be forfeited; however, all of the restricted stock was forfeited upon Mr. Sorensen’s termination of employment as of August 31, 2007.

GRANT OF PLAN-BASED AWARD – FISCAL 2007

	Grant Date	Estimated future payouts under equity incentive plan award			Grant date fair value of stock award ($)
Name		Threshold (#)	Target (#)	Maximum (#)
Scott K. Sorensen	December 1, 2006	6,000	30,000	30,000	701,400	(1)

(1)	The grant date fair value of the restricted stock grant was determined in accordance with SFAS No. 123R by an independent valuation firm using a probability analysis to estimate the likelihood that the common stock would reach the threshold price required for each year’s vesting to occur.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards for the named executives as of September 30, 2007.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2007

	Option awards						Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Kirk A. Benson	36,249		0		9.09	March 31, 2011	0		0
	61,000		0		13.73	June 10, 2012
	175,000		0		15.48	July 8, 2013
	75,000		0		23.79	April 21, 2014

Steven G. Stewart	5,000		0		16.89	May 6, 2013	1,958	(3)	29,135
	15,000		0		28.31	September 23, 2014

Scott K. Sorensen	40,000	(1)	60,000	(1)	36.61	September 20, 2015	0		0

Craig R. Hickman	16,000		0		13.85	June 15, 2012	1,293	(4)	19,240
	20,000		0		16.89	May 6, 2013
	10,338		0		23.79	April 21, 2014
	25,000		0		28.31	September 23, 2014

John N. Lawless, III	125,000		0		28.49	September 8, 2014	0		0

Michael S. Lewis	30,000	(2)	0		21.29	June 2, 2014	1,306	(5)	19,433
	25,000	(2)	0		28.31	September 23, 2014

Kenneth R. Frailey	50,000		0		5.44	December 28, 2008	1,331	(6)	19,805
	20,000		0		9.09	April 23, 2011
	20,000		0		13.73	June 10, 2012
	20,000		0		16.89	May 6, 2013
	14,133		0		23.79	April 21, 2014
	25,000		0		28.31	September 23, 2014

(1)	Represents SARs, the unvested portion of which would have vested ratably on March 31, 2008, 2009 and 2010. These SARs were forfeited effective as of November 30, 2007 due to Mr. Sorensen’s termination of employment.

(2)	Unless exercised, these options will be forfeited effective as of February 1, 2008 due to Mr. Lewis’ termination of employment.

(3)	Represents restricted stock, of which 979 shares vest on March 31, 2008 and 979 shares vest on March 31, 2009.

(4)	Represents restricted stock, of which 647 shares vest on March 31, 2008 and 646 shares vest on March 31, 2009.

(5)	Represents restricted stock, of which 653 shares were to vest on March 31, 2008 and 653 shares were to vest on March 31, 2009. This restricted stock was forfeited in November 2007 due to Mr. Lewis’ termination of employment.

(6)	Represents restricted stock, of which 666 shares vest on March 31, 2008 and 665 shares vest on March 31, 2009.

Option Exercises and Stock Vested

The following table sets forth information concerning fiscal 2007 option exercises and restricted stock that vested during fiscal 2007 for the named executives.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2007

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Kirk A. Benson	10,000	181,850	0	0
Steven G. Stewart	0	0	4,230	69,773
Scott K. Sorensen	0	0	0	0
Craig R. Hickman	0	0	647	14,137
John N. Lawless, III	0	0	0	0
Michael S. Lewis	0	0	654	14,290
Kenneth R. Frailey	0	0	665	14,530

Nonqualified Deferred Compensation

Our non-qualified deferred compensation plan (DCP) allows eligible employees to make tax-deferred contributions of up to 50% of their base compensation and 100% of their incentive compensation. All of the named executives are (or were) eligible to participate in the DCP. The DCP is funded through a grantor trust and trust-owned life insurance on plan participants. The DCP is intended to meet all applicable regulatory requirements, including Section 409A of the Internal Revenue Code. The DCP provides investment opportunities that closely mirror the investments that participants can choose for 401(k) plan contributions. In certain instances, we match employee contributions up to a designated maximum rate and these matching contributions vest after three years.

The terms of participation in the DCP for the named executives are the same as for the other employees who have been designated by the Compensation Committee to participate. The following table sets forth information concerning the named executives’ participation in the DCP during fiscal 2007.

NONQUALIFIED DEFERRED COMPENSATION – FISCAL 2007

Name	Executive contributions in fiscal 2007(1) ($)	Registrant contributions in fiscal 2007(2) ($)	Aggregate earnings in fiscal 2007(3) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at September 30, 2007(4) ($)
Kirk A. Benson	155,467	2,240	35,605	0	412,395
Steven G. Stewart	176,659	4,246	32,897	0	371,092
Scott K. Sorensen	0	0	0	0	0
Craig R. Hickman	28,162	0	1,775	0	29,937
John N. Lawless, III	38,782	0	2,437	0	41,219
Michael S. Lewis	37,172	0	5,872	0	62,250
Kenneth R. Frailey	61,272	2,315	8,262	0	129,452

(1)	All amounts reported as executive contributions are also included in the summary compensation table, as salary and/or bonus.

(2)	None of the amounts reported as registrant contributions are included in the summary compensation table.

(3)	None of the amounts reported as aggregate earnings are included in the summary compensation table.

(4)	Only the amounts representing executive contributions in prior years have been included in prior years’ summary compensation tables.

Other Potential Post-Employment Payments

As of September 30, 2007, there were four named executives with employment contracts that require or required severance or other post-employment payments: Messrs. Benson, Stewart, Hickman and Lewis.

In accordance with the terms of his employment agreement, upon termination of Mr. Benson’s employment, we and Mr. Benson will enter into a consulting agreement requiring no more than 20% of Mr. Benson’s time for a three-year period, for which Mr. Benson will receive remuneration totaling $500,000. If we terminate Mr. Benson’s employment without cause or if Mr. Benson resigns all of his positions with us for good reason, such as a significant change in his responsibilities, he is entitled to termination benefits equal to 300% of his annual base salary in effect when his employment terminates. In the event of such termination, 1) all of Mr. Benson’s outstanding options, SARs and restricted stock shall immediately become fully vested and exercisable, 2) Mr. Benson will be paid a prorated bonus calculated under the provisions of the fiscal year’s bonus arrangements then in effect, and 3) Mr. Benson will be paid for any “banked” amounts under the provisions of previous fiscal years’ incentive bonus plan arrangements. If Mr. Benson were to have terminated employment on September 30, 2007 and all of the above payments made in accordance with the terms of his employment agreement, the total payments would have been $3,217,091.

Upon termination of Mr. Stewart’s employment without cause or if Mr. Stewart resigns all of his positions with us for good reason, he is entitled to termination benefits equal to 1) two times the sum of his current annual base salary (or, if higher, the highest rate in effect during the two-year period prior to the date of termination) plus the highest cash bonus paid or payable for any single year in the three-year period commencing two years prior to the year in which the termination occurs; and 2) specified medical benefits, in an amount not to exceed $50,000. If Mr. Stewart were to have terminated employment on September 30, 2007 and all of the above payments made in accordance with the terms of his employment agreement, the total payments would have been $3,194,566.

Mr. Hickman was an executive officer for the period October 1, 2006 through April 30, 2007. Since May 1, 2007, Mr. Hickman has been employed in a non-executive position. Under the terms of Mr. Hickman’s employment agreement, which terminates in April 2009, he is being remunerated for services as any other employee. We have no other obligations to Mr. Hickman related to post-employment benefits in addition to those already made and described above in note 9 to the Summary Compensation Table.

Mr. Lewis was an executive officer during all of fiscal 2007 continuing into November 2007, at which time his employment terminated. The terms of Mr. Lewis’ employment agreement require post-employment payments through July 11, 2011. During this period, he is prohibited from soliciting Eldorado Stone’s clients, employees and consultants and from competing against Eldorado Stone. Required remuneration under the agreement includes payment of 1) an amount equal to 1.5 times his current salary for the period from termination date through July 2009, 2) an amount equal to one times his current salary from July 2009 through July 11, 2011, and 3) health and welfare benefits, as defined in the agreement. Using current costs to estimate the future costs of health and welfare benefits, all of the above required payments aggregate approximately $1,313,000.

The Compensation Committee has approved Executive Change in Control Agreements with certain of our officers, including all of the named executives. However, due to termination of employment for Mr. Sorensen and the change in employment status to a non-executive for Mr. Hickman, we did not have commitments under the agreements to either of these two individuals as of September 30, 2007. In addition, even though Mr. Lewis is included in the table below, our commitment to him terminated in November 2007.

Upon a change in control, as defined, the agreements provide for immediate vesting and exercisability of all outstanding stock-based awards. In addition, if termination of employment occurs within a specified period of a change in control, the agreements provide for 1) severance pay equal to two times the sum of an officer’s current annual salary plus the highest cash bonus paid or payable for any single year in the three-year period commencing two years prior to the year in which the change in control occurs; and 2) continuance of health and other benefits and perquisites for a two-year period following the change in control. If terminations associated with a change in control would have occurred on September 30, 2007, the cash severance payments due to the named executives plus the estimated costs of continuing benefits and perquisites would have been as follows.

POTENTIAL CHANGE IN CONTROL PAYMENTS AS OF SEPTEMBER 30, 2007

Name	($)
Kirk A. Benson	5,943,948
Steven G. Stewart	3,214,780
John N. Lawless, III	1,363,370
Michael S. Lewis	1,201,094
Kenneth R. Frailey	2,631,172

Summary Information about Equity Compensation Plans

As of September 30, 2007, we had four stock incentive plans, three of which have been approved by stockholders. A total of 7,900,000 shares of common stock have been reserved for ultimate issuance under the plans. One of the plans has expired and awards can no longer be granted under that plan. As of September 30, 2007, options, SARs and other awards for approximately 2,523,000 shares of common stock could be granted under the three remaining plans. We use newly issued shares to meet our obligations to issue stock when awards are exercised.

The Compensation Committee, or in its absence, the full Board, administers and interprets the plans. This Committee is authorized to grant options and other awards both under the plans and outside of any plan to eligible employees, officers, directors, and consultants. Terms of options and other awards granted under the plans, including vesting requirements, are determined by the Committee and historically have varied significantly. Options and other awards granted under the plans vest over periods ranging from zero to ten years, expire ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants are intended to meet the requirements of the Internal Revenue Code.

1995 Stock Option Plan.    A total of 2,400,000 shares of common stock are reserved for issuance under the 1995 Stock Option Plan. The 1995 Plan expired in 2005 and awards can no longer be granted under the 1995 Plan. The 1995 Plan provided for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2002 Stock Incentive Plan.    In 2002, the Board of Directors adopted the 2002 Stock Incentive Plan. The number of shares reserved under the 2002 Plan is currently 1,500,000. NSOs, restricted stock, SARs and stock units may be granted under the 2002 Plan. ISOs may not be granted under the 2002 Plan, which expires ten years after adoption unless terminated earlier by the Board.

2003 Stock Incentive Plan.    In 2003, the Board of Directors adopted the 2003 Stock Incentive Plan. The 2003 Plan was approved by stockholders at the 2003 annual meeting. In January 2004, the Board of Directors approved Amendment No. 1 to the 2003 Plan, which increased the number of shares available for award grants to 2,500,000. Amendment No. 1 to the 2003 Plan was approved by stockholders at the 2004 annual meeting. ISOs, NSOs, restricted stock, SARs and stock units may be granted under the 2003 Plan, which expires ten years after adoption unless terminated earlier by the Board.

Long Term Incentive Compensation Plan.    In 2005, the Board of Directors adopted the Long Term Incentive Compensation Plan (LTIP). The LTIP was approved by stockholders at the 2005 annual meeting. The total number of shares of common stock available for issuance pursuant to awards over the entire term of the LTIP (through March 1, 2015) is 1,500,000. The LTIP authorizes the grant of several types of awards, including ISOs, NSOs, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards and other performance awards. Most awards under the LTIP are subject to a minimum service vesting requirement of at least three years. There are also annual limits on certain types of awards and on the number of awards that can be granted to a single participant in any calendar year.

Other Options.    In addition to options granted under the above-described plans, we have periodically granted options for the purchase of common stock to employees, officers, directors and consultants outside those plans that were not qualified as ISOs for tax purposes. There were no such option grants during fiscal 2007.

No Loans for Option Exercises.    It is our policy to not make loans to employees or officers for the purpose of paying for the exercise of stock options.

Stockholder Approval of Equity Compensation Plans.    The following table presents information as of September 30, 2007, about our common stock that may be issued upon the exercise of options, SARs and other equity-based awards granted to employees, consultants or members of the Board of Directors under all of our existing equity compensation plans and individual arrangements. As described above, we have four stock option and stock incentive plans (one of which, the 1995 Plan, has expired) under which options and other awards have been granted. We have also issued options not covered by any plan. The 1995 Plan, the 2003 Plan and the LTIP have been approved by stockholders. The 2002 Plan has not been approved by stockholders. The amounts included in the caption “not approved by stockholders” in the table below represent amounts applicable under (i) the 2002 Plan plus (ii) all awards granted outside of any plan.

(shares in thousands)
Plan Category	Maximum shares to be issued upon exercise of options and other awards	Weighted-average exercise price of outstanding options and other awards	Shares remaining available for future issuance under existing equity compensation plans (excluding shares reflected in first column)
Plans approved by stockholders	1,908	$22.92	1,983
Plans not approved by stockholders	971	19.66	540

Total	2,879	$21.82	2,523

2000 Employee Stock Purchase Plan

The Board approved the 2000 Employee Stock Purchase Plan (ESPP) in 2000 to provide eligible employees with an opportunity to increase their proprietary interest in Headwaters by purchasing common stock on favorable terms and to pay for such purchases through payroll deductions. The ESPP was approved by stockholders in 2000. More details about the ESPP are provided in the section titled “Description of ESPP” in “Proposal No. 2 — Approval of Share Increase under the Headwaters Incorporated 2000 Employee Stock Purchase Plan.”

Incentive Bonus Plan

The Incentive Bonus Plan (IBP), the specifics of which are subject to annual approval by the Compensation Committee, provides for annual cash bonuses to be paid if we accomplish certain financial goals and if participating employees meet individual goals. In the past, our financial goals have been based upon an economic value added, or EVA, concept that is intended to more closely align with a company’s share price performance than other measurements of performance. The Compensation Committee has approved the use of other performance measurements for periods beginning October 1, 2007. The terms of the IBP for fiscal 2007 are very similar to, but not identical with, the terms of the proposed amended and restated Short-Term Incentive Bonus Plan described in “Proposal No. 3 — Approval of the Amended and Restated Short-Term Incentive Bonus Plan,” which plan is primarily for our executive officers.

Under the terms of the IBP, annual cash awards can be earned by participants selected by the Compensation Committee who are employed at the end of the fiscal year, provided our goals and the participant’s individual goals are met or exceeded. Participants in the IBP are selected based on their roles and responsibilities.

Historically, a portion of annual cash awards “earned” by certain management personnel have been “banked,” meaning that the full amount of the awards is not actually earned and paid unless the minimum target set by the Compensation Committee is achieved in each of the two succeeding fiscal years. This banking mechanism was designed to motivate management and employees to achieve long-term sustainable stockholder value and discourage short-term performance at the expense of long-term stockholder value creation. The non-equity incentive plan compensation amounts for 2007 in the Summary Compensation Table represent the cash awards paid to the named executives for fiscal 2007, and include 50% of the banked amounts from fiscal 2005 and fiscal 2006, which were earned in 2007. The proposed IBP for fiscal 2008 does not provide for banking.

Long-Term Incentive Awards

Cash Awards.    During fiscal 2006, the Compensation Committee authorized the grant of long-term incentive cash bonus awards to certain officers and employees, including all of the named executives except for Mr. Stewart, which awards were granted under the LTIP. In accordance with terms of the awards, cash payments may be made at the end and after the end of the three-year performance period ending on September 30, 2008. Potential cash payments are based on several factors, including 1) individual performance under the short-term incentive bonus plan applicable to the individual, and 2) the achievement of stipulated financial goals as measured by EVA over a three-year period by Headwaters and our operating units. Payments for these awards may not exceed $30,000,000 in the aggregate.

Only 50% of the earned payouts will be paid at the end of fiscal 2008, the end of the three-year performance period. The remaining 50% will be paid in equal installments in the two subsequent years provided the individual is then a current employee and the individual’s applicable operating unit achieves operating profit in fiscal 2009 and fiscal 2010, respectively, equal to or greater than the operating profit achieved in fiscal 2008. Approximately $1,100,000 has been accrued for these awards through September 30, 2007, none of which is payable to any of the named executives.

Performance Units.    In 2005 the Compensation Committee authorized the grant of performance unit awards, to be settled in cash, based on performance criteria tied to the economic value created or preserved by one of our operating units after December 2007. The grants of these performance units were made in 2006 and could result in the payment to employees, including two of the named executives, of a maximum amount of approximately $3,800,000 if all performance criteria are met. No amounts have been expensed for these awards through September 30, 2007 because it is not yet probable that the performance criteria will be met.

Performance Stock.    In 2005, the Compensation Committee approved a contingent performance stock award for Mr. Benson. The award was for 25,000 shares of stock which were to have vested on March 31, 2010 if the market value of a share of our common stock met or exceeded stipulated thresholds and Mr. Benson was still employed by us at that time. The performance stock award was voluntarily cancelled in September 2007.

DIRECTOR COMPENSATION

In 2007, we paid our non-employee directors an annual cash retainer and options to purchase our stock under our Long Term Incentive Plan. In light of their additional responsibilities, we also pay some members of the Board an additional cash retainer as described below. Beginning in 2009, the Compensation Committee will consider restricted stock or other appropriate equity incentive grants to the outside directors in lieu of stock options. We reimburse directors for out-of-pocket expenses they incur when attending meetings of the Board. Salaried executives who serve as directors are not paid for their services as directors and accordingly, Kirk A. Benson is not included in the director compensation table below.

The following table sets forth the compensation we paid our non-employee directors in 2007. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2007.

DIRECTOR COMPENSATION TABLE – FISCAL 2007

Name	Fees earned or paid in cash ($)	Option awards (1) ($)		Total ($)
R Sam Christensen	70,000	162,514	(2)	232,514
William S. Dickinson	60,000	162,514	(3)	222,514
Blake O. Fisher, Jr.	69,584	0	(4)	69,584
E. J. “Jake” Garn	65,000	0	(5)	65,000
James A. Herickhoff	85,416	0	(6)	85,416
Malyn K. Malquist	65,000	162,514	(7)	227,514
Raymond J. Weller	50,000	0	(8)	50,000

(1)	No options or other stock awards were granted to any director in fiscal 2007. The amounts in this column represent stock-based compensation recognized for financial reporting purposes, calculated in accordance with the requirements of SFAS No. 123R, except that estimated forfeitures were disregarded. Reference is made to Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year 2007 for a detailed description of the assumptions used in valuing stock-based awards under SFAS No. 123R.

(2)	As of September 30, 2007, Mr. Christensen had 72,000 options outstanding, of which 48,000 were vested.

(3)	As of September 30, 2007, Mr. Dickinson had 72,000 options outstanding, of which 48,000 were vested.

(4)	As of September 30, 2007, Mr. Fisher had 36,000 options outstanding, all of which were vested.

(5)	As of September 30, 2007, Mr. Garn had 72,000 options outstanding, all which were vested.

(6)	As of September 30, 2007, Mr. Herickhoff had 95,500 options outstanding, all of which were vested.

(7)	As of September 30, 2007, Mr. Malquist had 72,000 options outstanding, of which 48,000 were vested.

(8)	As of September 30, 2007, Mr. Weller had 36,000 options outstanding, all of which were vested.

All outside directors are entitled to base annual cash compensation of $50,000, which we pay quarterly. The following additional annual compensation is also paid, in quarterly installments: Vice Chair of the Board, $25,000; Chair of the Audit Committee, $20,000; other members of the audit committee, $10,000; other (than audit) committee chairs, $10,000; and other (than audit) committee members, $5,000. Currently, the outside directors also receive options for the purchase of common stock which normally vest at the rate of 12,000 shares each year, through December 31, 2008.

In January 2006, Messrs. Christensen, Dickinson and Malquist were each granted options to purchase a total of 36,000 shares of common stock at an exercise price equal to the closing price of the common stock on the grant date. These options, which were granted under our Long Term Incentive Plan, vest ratably in December 2006, 2007 and 2008.

In November 2007, Messrs. Fisher, Garn, Herickhoff and Weller were each granted options to purchase a total of 12,000 shares of common stock at an exercise price equal to the closing price of the common stock on the grant date. These options, which were granted under our Long-Term Incentive Plan, vest in December 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information as of January 2, 2008 regarding the beneficial ownership of our common stock, for:

•	each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our common stock;

•	each director;

•	each named executive; and

•	all directors and executive officers as a group.

We relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and 13G and Forms 3, 4 and 5. As of January 2, 2008 there were 41,997,984 shares of common stock outstanding, including 659,235 shares of treasury stock. As of that date, there were options to purchase 2,368,931 shares of common stock and 1,144,780 SARs outstanding.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
5% Stockholders:
James M. Wilson, Chief Compliance Officer EARNEST Partners, LLC(3) 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	5,150,942		12.5%

Robert J. Kamai, Principal Barclays Global Investors, NA(4) 45 Fremont Street, 17th Floor San Francisco, CA 94105	2,314,037		5.6%

Directors:
Kirk A. Benson	1,315,702	(5)	3.2%
Raymond J. Weller	250,124	(6)	*
James A. Herickhoff	107,300	(7)	*
E. J. “Jake” Garn	72,000	(8)	*
R Sam Christensen	70,000	(9)	*
Malyn K. Malquist	66,000	(10)	*
William S. Dickinson	62,700	(11)	*
Blake O. Fisher, Jr.	40,000	(12)	*

Executive Officers:
Kenneth R. Frailey	162,636	(13)	*
John N. Lawless, III	132,669	(14)	*
Craig R. Hickman	73,926	(15)	*
Steven G. Stewart	52,353	(16)	*
Michael S. Lewis	4,771	(17)	*
Scott K. Sorensen	2,500	(18)	*
All directors and executive officers as a group (16 persons)	2,674,785	(19)	6.3%

*	Less than 1%

(1)	The address of each director and officer is c/o Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095.

(2)

The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from January 2, 2008, and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of January 2, 2008.

(3)	Based on the statements on Schedule 13G filed with the SEC on February 2, 2007, EARNEST Partners has sole voting power over 1,376,108 shares and sole dispositive power over 5,150,942 shares.

(4)	Based on the statements on Schedule 13G filed with the SEC on January 23, 2007, Barclays Global Investors has sole voting power over 2,153,571 shares and sole dispositive power over 2,314,037 shares.

(5)	Consists of 968,453 shares owned by Mr. Benson and options to purchase 347,249 shares held by Mr. Benson exercisable within 60 days of January 2, 2008.

(6)	Consists of 214,124 shares owned by Mr. Weller and options to purchase 36,000 shares held by Mr. Weller exercisable within 60 days of January 2, 2008.

(7)	Consists of 11,800 shares owned by Mr. Herickhoff and options to purchase 95,500 shares held by Mr. Herickhoff exercisable within 60 days of January 2, 2008.

(8)	Consists of options to purchase 72,000 shares held by Mr. Garn exercisable within 60 days of January 2, 2008.

(9)	Consists of 10,000 shares owned by a partnership of which Mr. Christensen is a Trustee of the General Partner and options to purchase 60,000 shares held by Mr. Christensen exercisable within 60 days of January 2, 2008.

(10)	Consists of 6,000 shares owned by Mr. Malquist and options to purchase 60,000 shares held by Mr. Malquist exercisable within 60 days of January 2, 2008.

(11)	Consists of 2,700 shares owned by Mr. Dickinson and options to purchase 60,000 shares held by Mr. Dickinson exercisable within 60 days of January 2, 2008.

(12)	Consists of 4,000 shares owned by Mr. Fisher and options to purchase 36,000 shares held by Mr. Fisher exercisable within 60 days of January 2, 2008.

(13)	Consists of 13,503 shares owned by Mr. Frailey and options to purchase 149,133 shares held by Mr. Frailey exercisable within 60 days of January 2, 2008.

(14)	Consists of 7,669 shares owned by Mr. Lawless and options to purchase 125,000 shares held by Mr. Lawless exercisable within 60 days of January 2, 2008.

(15)	Consists of 2,588 shares owned by Mr. Hickman and options to purchase 71,338 shares held by Mr. Hickman exercisable within 60 days of January 2, 2008.

(16)	Consists of 32,353 shares owned by Mr. Stewart and options to purchase 20,000 shares held by Mr. Stewart exercisable within 60 days of January 2, 2008.

(17)	Consists of 4,771 shares owned by Mr. Lewis.

(18)	Consists of 2,500 shares owned by Mr. Sorensen.

(19)	Consists of 1,330,002 shares issued and outstanding and options to purchase 1,344,783 shares exercisable within 60 days of January 2, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us with respect to fiscal 2007 and on representations that no other reports were required, we believe that during the 2007 fiscal year all applicable Section 16(a) filing requirements were met, except that Kenneth R. Frailey filed one Form 4 and Steven G. Stewart filed one Form 3 after the due dates for those forms.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Management and Others

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which we and our subsidiaries are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related persons. Our Code of Ethics and Business Conduct, which is available on our website at www.headwaters.com, prohibits our employees, including our executive officers, from engaging in specified activities without prior approval. These activities typically related to conflicts of interest situations where an employee may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity.

Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year.

Our Board of Directors has responsibility for reviewing and approving or ratifying related person transactions as defined under SEC regulations to the extent not delegated to another committee of the Board. In addition, the Board annually determines the independence of directors based on a review by the directors and the Nominating and Governance Committee as described under “Corporate Governance – Board of Directors Independence” above. The Compensation Committee reviews and approves compensation arrangements for the executive officers and directors.

We believe that these policies and procedures collectively assure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified. Each of the transactions disclosed below has been reviewed and approved or ratified by our Board of Directors and we believe that the terms of each of these transactions are no less favorable to us than we could obtain from an unaffiliated party.

Transactions with Related Persons

Insurance Benefits.    We purchase certain insurance benefits for our employees from various insurance companies where Wansutter Employee Benefits LLC acts as broker and Mr. Weller, a director, is a principal. Providers of insurance services to us paid Wansutter commissions totaling $215,526 in fiscal 2005, $198,290 in fiscal 2006, and $191,900 in fiscal 2007.

Eldorado Stone Product.    Eldorado Stone, one of our subsidiaries, purchases product from an entity located in Mexico in which Mr. Lewis, who was an executive officer until November 2007, has a minority ownership interest. Costs incurred for materials purchased from this entity were approximately $11,826,000 in fiscal 2005, $16,158,000 in fiscal 2006, and $14,557,000 in fiscal 2007.

SCP.    We agreed to pay an earn-out to the sellers of SCP, a subsidiary company acquired in 2004, if a specified earnings target was exceeded during the 12 months ended December 31, 2005 (the earn-out period). The earn-out achieved totaled $9,500,000 and was recorded as additional goodwill. It was paid in 2006 to the former owners of SCP, including Mr. Lents, who was an executive officer of Headwaters in 2007 and serves as President of SCP. Also, a majority of SCP’s transportation needs are provided by a company, two of the principals of which are related to Mr. Whisnant, an officer of SCP. Costs incurred were approximately $4,904,000 in fiscal 2005, $5,922,000 in fiscal 2006, and $5,730,000 in fiscal 2007.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our directors hold office until the end of their respective terms or until their successors have been duly elected and qualified. Our executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

The Board of Directors is divided into three classes, currently comprised of three Class II directors, whose terms will expire at the 2008 annual meeting and who are standing for election at the 2008 annual meeting; two Class III directors, whose terms will expire at the annual meeting in 2009; and three Class I directors whose terms will expire at the annual meeting in 2010.

Nominees for Election as Directors

At the time of the annual meeting, the Board will consist of eight members: Kirk A. Benson, R Sam Christensen, William S. Dickinson, Blake O. Fisher, Jr., E. J. “Jake” Garn, James A. Herickhoff, Malyn K. Malquist and Raymond J. Weller. At the annual meeting, the stockholders will elect three Class II directors to serve until the 2011 annual meeting, or until their successors are duly elected and qualified.

The Board proposes that the three individuals listed below as Class II nominees (each a current Class II director) be elected as Class II directors. The nominees have consented to serve if elected to the Board. In the event that one or more of the nominees is unable to serve as director at the time of the annual meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted FOR such substitute nominee(s) as shall be designated by the Board to fill the vacancy or vacancies.

The names of the Class II nominees, together with certain information about them, are set forth below:

Name	Age	Position with Headwaters	Director Since
Kirk A. Benson	57	Chairman and Chief Executive Officer	1999
E. J. “Jake” Garn	75	Director	2002
Raymond J. Weller	62	Director	1991

Kirk A. Benson has served as a Director of Headwaters since January 1999 and as Chairman and CEO since April 1999. Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation’s largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University.

E. J. “Jake” Garn has served as a Director of Headwaters since January 2002. Mr. Garn is a former United States Senator from the state of Utah. From 1993 to 1999, Mr. Garn served as Vice Chairman of Huntsman Corporation, a large Utah-based chemical company. From 1993 until December 2006, Mr. Garn served as a director of Morgan Stanley Funds and at the present time serves as a director of the following entities: United Space Alliance, Franklin Covey, NuSkin International, BMW Bank of NA and Escrow Bank, USA. Mr. Garn had a long and distinguished career in national politics. Mr. Garn entered politics in 1967 when he was elected to the Salt Lake City (Utah) Commission. He was elected mayor of Salt Lake City in 1971 and to the United States Senate in 1974. He served as chairman of the Senate Banking, Housing and Urban Affairs Committee and as a member of the Senate Appropriations Committee. Senator Garn was re-elected to the Senate in 1980 and again in 1986, retiring in 1992.

Raymond J. Weller has served as a Director of Headwaters since July 1991 and served as Chairman of the Board from January 1997 through July 1998. Since 1991, Mr. Weller has been President of WanSutter Employee Benefits LLC, a Utah-based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay.

Directors Not Standing for Election

The names of the directors who are not standing for election at the annual meeting are Blake O. Fisher, Jr. and James A. Herickhoff, Class III directors whose terms expire in 2009, and R Sam Christensen, William S. Dickinson, and Malyn K. Malquist, Class I directors whose terms expire in 2010. Information about these directors is set forth below.

Class III directors:

Name	Age	Position with Headwaters	Director Since
Blake O. Fisher, Jr.	63	Director	2004
James A. Herickhoff	65	Vice Chairman and Director	1997

Blake O. Fisher, Jr. has served as a Director of Headwaters since November 2004. Mr. Fisher is currently involved in management and financial consulting to the telecommunications and utility industries. He is a consultant on financial issues to the USDA on Rural Utilities Service’s broadband program. From May 2004 until December 2004 he served as chief financial officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. In May 2002, Mr. Fisher retired from McLeod USA, a telecommunications provider. From February 1996 to May 2002, he held senior management positions with McLeod USA, initially as Chief Financial Officer, then President of the company’s Western region and as Chief Development Officer. From 1991 until February 1996 Mr. Fisher was Chief Financial Officer of IES Industries, an energy holding company. Prior to that Mr. Fisher spent 23 years in several management positions with Consumer Power Company, headquartered in Michigan. Mr. Fisher received B.S. and M.S. degrees in Industrial Engineering from the University of Michigan. Mr. Fisher became a director of UCN, Inc. in 2004 and currently serves as chairman of the Governance Committee and is also on the Audit and Compensation Committees of that company.

James A. Herickhoff has served as a Director of Headwaters since August 1997 and was elected Vice Chairman in April 1999. Mr. Herickhoff is the Chief Executive Officer, President and a Principal of American Talc Company, the second largest producer of talc products in the United States. Mr. Herickhoff has served as an officer of this company or its predecessor since 2000. From 1987 to 1994, he served as President of Atlantic Richfield Company’s (ARCO’s) Thunder Basin Coal Company. Mr. Herickhoff has over 30 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19 million to approximately 40 million tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO’s underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations, and became a director of Raser Technologies, Inc. in 2005. Mr. Herickhoff received a Bachelor degree in 1964 from St. John’s University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

Class I directors:

Name	Age	Position with Headwaters	Director Since
R Sam Christensen	59	Director	2003
William S. Dickinson	73	Director	2003
Malyn K. Malquist	55	Director	2003

R Sam Christensen has served as a Director of Headwaters since January 2003. Since 1996, Mr. Christensen has spent the majority of his time managing Black Bear Ventures LP, a private investment firm, and evaluating new business opportunities. Prior to 1996, Mr. Christensen was Chairman and majority owner of

Richmond Holdings, Inc., a privately-held corporation engaged in developing, designing, manufacturing and selling flexible packaging materials and static control devices worldwide to the electronics and pharmaceutical industries. Richmond Holdings, Inc. was subsequently sold to a publicly-traded firm in 1996. Mr. Christensen began his career as an auditor with the firm of Touche Ross & Co. where, he spent nearly ten years. His final assignment, before resigning, was managing their Salt Lake City office and its audit and tax practice. Mr. Christensen earned a B.S. degree in Accounting from Brigham Young University in 1972. Mr. Christensen is a Certified Public Accountant.

William S. Dickinson has served as a Director of Headwaters since January 2003. From 1972 to 1994, Mr. Dickinson worked for Arco Products Co. and Arco Technology and Engineering, most recently as Vice President of Engineering and Technology (from 1988 to 1994), at which time he retired and has been involved in various projects as a consultant. In his most recent position with Arco, Mr. Dickinson was responsible for engineering and process development for the Arco refineries. In prior years, he was responsible for, among other things, the sale of all natural gas produced by Arco, the engineering and construction of all new oil production facilities in Alaska and the lower 48 states, and managed annual budgets in the range of $100 million to $300 million. Mr. Dickinson graduated from Yale University in 1956 with a B.S. in Chemical Engineering.

Malyn K. Malquist has served as a Director of Headwaters since January 2003. Mr. Malquist is Executive Vice President and Chief Financial Officer of Avista Corp., an energy utility in the Pacific Northwest. Mr. Malquist has held this position since September 2002. Mr. Malquist has 27 years of experience in the utility industry, many of which were in financial leadership positions. Mr. Malquist worked for the Truckee Meadows Water Authority from February 2001 until September 2002, serving as its General Manager. Mr. Malquist was CEO of Data Engines, a high tech start-up company from May 2000 through October 2000. Mr. Malquist was employed by Sierra Pacific Resources from 1994 through April 2000, initially as its Chief Financial Officer, and later as President, CEO and board member. Mr. Malquist worked for San Diego Gas and Electric from 1978 through 1994 in a variety of financial positions, including Vice President-Finance and Treasurer. Mr. Malquist received BA and MBA degrees from Brigham Young University.

Your Board of Directors unanimously recommends a vote FOR the election of Messrs. Benson, Garn and Weller.

PROPOSAL NO. 2 - APPROVAL OF SHARE INCREASE UNDER THE HEADWATERS INCORPORATED 2000 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors recommends stockholder approval of an increase in the number of shares of common stock issuable under the Employee Stock Purchase Plan (ESPP) by 750,000, from 500,000 shares to 1,250,000 shares. As of November 30, 2007, all of the shares originally issuable under the ESPP have been issued under the plan. The 750,000 shares increase represents approximately 1.8% of our 41,997,984 total outstanding shares as of the record date of January 2, 2008. During fiscal 2007, we issued approximately 116,000 shares under the ESPP.

In November 2007, the Board of Directors amended the ESPP to increase the aggregate number of shares available thereunder by 750,000 shares, in order to have an adequate number of shares available for additional potential purchases under the ESPP for the next several years. We are seeking your approval for this increase, as required by the terms of the ESPP. If stockholder approval is not obtained, no further shares may be purchased under the ESPP from this share increase. However, the Board of Directors did amend the ESPP to permit purchases from this share increase pending stockholder approval.

The Board of Directors believes that it is in our best interests to be able to continue to provide a means by which our employees, including officers, may increase their equity ownership in Headwaters and thereby to provide them with an incentive to enhance stockholder returns.

We describe the material terms of the ESPP below, which is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP is included as Annex A to this proxy statement. Alternatively, a copy of the ESPP is available without charge upon stockholder request to: Sharon Madden, Vice President of Investor Relations, Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, UT 84095.

Description of ESPP

The ESPP was originally adopted by the Board of Directors and approved by our stockholders in 2000. The ESPP has been subsequently amended by the Board from time to time, most recently on November 20, 2007. The purpose of the ESPP is to provide eligible employees a convenient means, through payroll deductions, for acquiring an equity ownership in Headwaters, and thereby enhance their sense of participation in our business and provide an incentive for continued employment.

Administration.    The ESPP is administered by a committee of one or more directors appointed by the Board. This administrative committee determines all questions of interpretation or application of the ESPP, and its decisions are final and binding upon all participants.

Eligibility.    Each of our employees or the employees of our designated subsidiaries who is customarily employed for at least 20 hours per week and more than 5 months in a calendar year is eligible to participate in the ESPP. The exceptions to this general rule are that no employee shall be granted a right to purchase stock under the ESPP to the extent that

•	immediately after an election to purchase stock under the ESPP, such employee would own 5% of either the voting power or value of our stock or any of our subsidiaries, or

•

his or her rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such right is granted) for each calendar year.

In addition, no participant may purchase more than 3,600 shares in any given offering period. During fiscal 2007, 542 employees participated in the ESPP and as of November 30, 2007, approximately 370 employees were participating in the ESPP.

Shares Subject to the Plan.    On November 20, 2007, the Board approved an increase of 750,000 shares issuable under the ESPP. Prior to that time, the maximum number of shares of our common stock issuable for sale under the ESPP had been 500,000 shares, all of which have been issued as of November 30, 2007.

Offering Period.    The ESPP is implemented by consecutive offering periods lasting three months in duration with a new offering period commencing on December 1, March 1, June 1 and September 1 of each year. To participate in the ESPP, each eligible employee must authorize payroll deductions pursuant to the ESPP. Such payroll deductions may not exceed 10% of a participant’s compensation.

Compensation is defined as total cash compensation to a participant, including salary, bonuses, incentive compensation, commissions, overtime and shift premium pay as well as any pre-tax contributions made by the participant to 401(k) plans or deferred compensation plans, but does not include relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to car or life insurance, severance pay, fringe benefits, contributions or benefits under employee benefit plans and other non-cash compensation. Once an employee becomes a participant in the ESPP, our common stock will automatically be purchased under the ESPP at the end of each offering period, unless the participant withdraws or terminates employment earlier.

Purchase Price.    Shares of our common stock may be purchased under the ESPP at a purchase price of 85% of the fair market value of our common stock on the last trading day of the offering period. For this purpose, the fair market value of our common stock is the closing price per share as reported on the New York Stock Exchange. Generally accepted accounting principles require that we recognize expense equal to the 15% discount from fair market value, which amount totaled $365,997 for fiscal 2007.

Withdrawal.    Generally, a participant may withdraw from an offering period at any time before the last day of the offering period by filing a withdrawal form with us. At such time, the payroll deductions credited to the participant’s account will be returned to him or her without interest. Partial withdrawals are not permitted. Once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to us a new subscription agreement and re-enrollment which will be effective as of the next June 1 or December 1.

Transferability.    Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way other than by beneficiary designation or the laws of descent and distribution.

Termination of Employment.    Termination of a participant’s employment for any reason, including disability or death, will be treated as an automatic withdrawal from the ESPP. In the case of death of a participant, the amount credited to the participant’s account will be paid to the person or persons designated as a beneficiary or to the participant’s estate.

Adjustments upon Changes in Capitalization, Merger, Asset Sale, Dissolution or Liquidation.    Subject to any required action by our stockholders, the aggregate number of shares offered under the ESPP, the maximum number of shares that may be purchased during any offering period, as well as the price per share of common stock covered by each option under the ESPP which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares (such as stock split or reverse stock split), payment of a stock dividend or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us. Such adjustment shall be made by the committee administering the ESPP. If there is a merger or consolidation with another company or any other corporate reorganization, a sale of substantially all of our assets or we are liquidated or dissolved, then immediately prior to the effective time of the event, the offering period then in progress will terminate and shares will be purchased under the terms of the ESPP, unless the ESPP is assumed by the surviving corporation or its parent corporation pursuant to a plan of merger or consolidation.

Amendment and Termination of the Plan.    Our Board may at any time amend, suspend or terminate the ESPP. Any increase in the aggregate number of shares issuable under the ESPP (except those automatic adjustments described in the previous two paragraphs) is generally subject to stockholder approval, as is any amendment required to be so approved by applicable law or regulation.

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of

•	the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or

•	an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.

Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

If stockholder approval for the share increase is not obtained within 12 months following the amendment of the ESPP to increase the authorized shares, the participant will recognize ordinary income with respect to the purchase of such additional shares generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price.

New Plan Benefits

Because the number of shares of common stock that may be purchased under the ESPP is determined, in part, on our stock’s market value on the last day of the offering period and because participation in the ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by any individual in the future is not determinable. For illustrative purposes, the following table sets forth for the persons indicated (a) the number of shares that were purchased during fiscal 2007 under the ESPP, and (b) the aggregate purchase price paid for such shares.

ESPP BENEFITS – FISCAL 2007

Name and Position	Dollar Value ($)	Number of Shares (#)
Kirk A. Benson, Chief Executive Officer	0	0
Steven G. Stewart, Chief Financial Officer	5,510	271
Scott K. Sorensen, Former Chief Financial Officer	0	0
Craig R. Hickman, Former President, Headwaters Technology Innovation Group	0	0
John N. Lawless, III, President, Headwaters Construction Materials, Inc.	0	0
Michael S. Lewis, Former President, Eldorado Stone LLC	18,721	1,117
Kenneth R. Frailey, President, Headwaters Energy Services	21,660	1,165
All executive officers as a group (9 persons)	67,373	3,692
All non-executive directors as a group (7 persons)(1)	0	0
All employees, including all current officers who are not executive officers	2,074,127	115,708

(1)	Under the terms of the ESPP, only employees are eligible to participate and so none of our outside directors may participate in the ESPP.

Stockholder Approval

The affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the increase in shares issuable under the ESPP.

If stockholders do not approve the amendment increasing the number of shares available for purchase under the ESPP, then any current offering period will be terminated immediately. Amounts in participants’ accounts under the ESPP will be refunded, without interest, and will not be applied to purchase shares. However, ESPP participants will retain any shares purchased at the end of any offering period completed before the stockholder vote. In addition, if the stockholders do not approve the increase in the number of shares available under the ESPP, the ESPP will not be a tax-qualified employee stock purchase plan under section 423 of the Internal Revenue Code with respect to the increased number of shares and participants will recognize taxable compensation income at the end of the previous offering period equal to the difference between the fair market value of the shares on the date of purchase and the purchase price paid for the shares.

Your Board of Directors unanimously recommends a vote FOR the share increase under the Company’s 2000 Employee Stock Purchase Plan.

PROPOSAL NO. 3 - APPROVAL OF THE AMENDED AND RESTATED SHORT-TERM INCENTIVE BONUS PLAN

On December 14, 2007, the Board of Directors amended and restated, subject to stockholder approval, the Headwaters Incorporated Short-Term Incentive Bonus Plan (SIBP), a performance-based incentive bonus plan under which our executive officers are eligible to receive bonus payments. The amended and restated SIBP is being submitted to our stockholders for approval so that bonuses we pay to our senior executives under the SIBP will be fully deductible for federal income tax purposes. If approved by the stockholders, the amendment and restatement of the SIBP will be effective as of October 1, 2007.

The primary changes in the amended and restated SIBP are to allow a change to a divisional operating income standard as a factor in establishing awards, from an “economic valued added” formula which was based on our overall net operating profit after taxes, less the average cost of capital employed; and to create divisional bonus pools to more closely align executives to individual division performance.

Description of the SIBP

The following is a summary of the material terms of the SIBP, as amended and restated. The full text of the SIBP is attached hereto as Annex B and is incorporated herein by reference. We urge stockholders to read the SIBP in its entirety before casting their votes.

General.    The purpose of the SIBP is to promote our short-term success by providing financial incentive for our executive officers to strive for more effective operation of our business through ongoing development and use of their knowledge, skill, ingenuity, resourcefulness and industry. The SIBP provides that annual awards may be made to the executives who are responsible for the successful operation and management of Headwaters and our subsidiaries. The SIBP is intended to supplement the base compensation and long-term incentive plans provided to our executives.

Effective Date.    Subject to the approval of stockholders, we seek to qualify the amended and restated SIBP for federal income tax purposes for the fiscal year commencing October 1, 2007.

Administration.    The SIBP is administered by the Compensation Committee which is appointed by the Board and which consists of at least two members of the Board who qualify as “outside directors” under Section 162(m) of the Internal Revenue Code, and the regulations and interpretations promulgated under it, and applicable stock exchange rules. The Compensation Committee will have the sole discretion and authority to administer and interpret the SIBP.

Participation.    Our executive officers who are employed on the last day of a performance year are eligible to participate in the SIBP; however, participants in the SIBP are selected based on their roles and responsibilities and participation is subject to the final decision of the Compensation Committee. In the fiscal year ending September 30, 2007, ten executives participated in the SIBP. The number of participants in the SIBP for the fiscal year commencing October 1, 2007 is expected to be six.

Bonus Determinations.    Under the SIBP, a participant will be eligible to receive a bonus payment under the SIBP if we accomplish certain financial goals and if the participant meets individual goals. A participant’s bonus will be based on success of the operating division(s) for which he or she performs services in accomplishing specified financial performance targets established by the Compensation Committee and individual performance during the year. No bonuses may be awarded to a participant if his or her division’s operating income (defined as sales revenue less cost of goods sold and operating expenses) is below a certain threshold level pre-established by the Compensation Committee or if a participant’s individual performance is unsatisfactory. Under the SIBP, the Compensation Committee will establish a separate division bonus pool for each division consisting of a portion of that division’s operating income. The divisions for purposes of the SIBP in fiscal 2008 are expected to be: building products, coal combustion products, energy and corporate/research and development (which would include Headwaters Technology Innovation Group). Each participant’s individual bonus shall be based on the division bonus pool, times a pre-determined percentage assigned to the participant times a performance adjustment factor based upon the participant’s individual performance during the fiscal year. The CEO’s performance adjustment factor will be 1.0, unless adjusted downward by the Compensation Committee. The Committee has the authority to reduce (but not increase) the actual bonus to be paid to any participant. Any potential bonus payments which are not paid to a participant are not reallocated to other participants in the SIBP.

Maximum Bonus.    The actual amount of future bonus payments under the SIBP is not presently determinable. However, the SIBP provides that the maximum bonus for any participant shall not exceed $3,000,000 with respect to any fiscal year.

Payment of Bonus.    Under the SIBP, payment of a bonus award will occur as soon as practicable but no later than 90 days after the date on which the award is approved by the Compensation Committee.

New Plan Benefits

Because future awards and payments under the SIBP will be subject to the Compensation Committee’s discretion as well as individual and divisional future performance, it is not possible to determine the payments that will be received under the SIBP by executive officers and any other executives selected to participate in the fiscal year beginning October 1, 2007. For illustrative purposes, the following table shows the benefits that were awarded in fiscal 2007 under the Short Term Incentive Bonus Plan prior to amendment and restatement.

SIBP BENEFITS – FISCAL 2007

Name and Position	2007 Award ($)
Kirk A. Benson, Chief Executive Officer	1,378,607
Steven G. Stewart, Chief Financial Officer	61,284
Scott K. Sorensen, Former Chief Financial Officer	222,908
Craig R. Hickman, Former President, Headwaters Technology Innovation Group	67,380
John N. Lawless, III, President, Headwaters Construction Materials, Inc.	213,185
Michael S. Lewis, Former President, Eldorado Stone LLC	247,332
Kenneth R. Frailey, President, Headwaters Energy Services	265,323
All executive officers as a group (10 persons)	3,112,014
All non-executive directors as a group (7 persons)(1)	0
All employees, including all current officers who are not executive officers(2)	3,112,014

(1)	Under the terms of the SIBP, only executive officers are eligible to participate and so none of our outside directors may participate in the SIBP.

(2)	Because the SIBP participants in fiscal 2007 consisted solely of executive officers, the 2007 award for this group is identical to the 2007 award for all executive officers as a group.

Section 162(m) under the Internal Revenue Code

The SIBP is designed to permit annual bonuses paid under the plan to participants to be deductible by us without limit under Section 162(m) of the Internal Revenue Code. Section 162(m) places a limit of $1,000,000 on the amount of compensation that we may deduct in any taxable year with respect to each “Covered Employee” within the meaning of Section 162(m). Under current administrative guidance, the term includes any employee if (i) as of the close of the tax year, the employee is the principal executive officer (which would include our Chief Executive Officer) or (ii) the total compensation of the employee for the tax year is required to be reported to stockholders in our Summary Compensation Table by reason of the employee being among the three highest compensated officers for the tax year (other than the principal executive officer or the principal financial officer (generally our Chief Financial Officer)). Specified performance-based compensation is not subject to the $1,000,000 deduction limit. The SIBP is designed to provide this type of performance-based compensation to Covered Employees. Bonuses paid to participants under the SIBP will be based upon bonus formulas that are tied to the objective performance criteria in the formula described above in “Bonus Determinations.” Bonus formulas based on the objective performance criteria for participants who are Covered Employees will be adopted for each performance year by the Compensation Committee not later than 90 days after the commencement of the performance period. We will pay no bonuses to participants unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the objective performance criteria as required by Section 162(m). Although the Compensation Committee may in its sole discretion, reduce a bonus payable to a participant, the Compensation Committee will have no discretion to increase the amount of a participant’s bonus under the SIBP or waive the vesting requirements for such bonus. The SIBP and its performance criteria are subject to stockholder approval before we will pay any bonuses.

Reasons for Adoption of the SIBP

The Board believes the SIBP will provide an incentive for superior work and will motivate participants toward even higher achievement and business results. The Board also believes the amendment and restatement of the SIBP to focus on divisional operating income and divisional bonus pools will further align the participants’ goals and interests to allow each executive’s success to be measured against the operating income of his or her division, and therefore will better enable us to attract and retain highly qualified senior executives. Bonuses paid under the SIBP will also be eligible to be deducted by us under the Internal Revenue Code without regard to the restrictions of Section 162(m).

Stockholder Approval

The affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the Amended and Restated Short-Term Incentive Bonus Plan.

If stockholders do not approve the Short-Term Incentive Bonus Plan, all or part of the bonuses paid under the plan may not be eligible for deduction by us as a corporate expense under Internal Revenue Code Section 162(m).

Your Board of Directors unanimously recommends a vote FOR the Amended and Restated Short-Term Incentive Bonus Plan.

PROPOSAL NO. 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and the Board have appointed Ernst & Young LLP, certified public accountants, as auditors to examine the financial statements of Headwaters for fiscal 2008 and to perform other appropriate accounting services and are requesting ratification of such appointment by the stockholders.

Audit and Non-Audit Fees

The following table summarizes the fees paid or payable to Ernst & Young for services rendered for the fiscal years ended September 30, 2006 and 2007. Audit fees include the cost of our annual audit and our subsidiaries including Ernst & Young’s assessment of internal control over financial reporting, plus the costs of quarterly reviews, SEC filings requiring the consents of our independent auditor, and comfort letters provided to underwriters. Audit-related fees consisted of due diligence work on a potential acquisition. Tax fees in 2006 and 2007 consisted primarily of consultations regarding legal entity structures. All other fees in 2006 consisted primarily of a subscription to Ernst & Young’s online accounting research library. All other fees in 2007 consisted of fees for a tax conference. The Audit Committee approved 100% of the fees for both 2006 and 2007.

	Fiscal Year 2006	Fiscal Year 2007
Audit fees	$2,027,267	$2,217,371
Audit-related fees	—	175,626
Tax Fees	135,610	12,990
All other fees	1,535	140

Total	$2,164,412	$2,406,127

The Audit Committee is informed of and approves all services Ernst & Young provides. The Audit Committee pre-approves the annual audit fee, tax services, and non-routine SEC filing reviews, as well as the fees for all large projects that are expected to cost more than $50,000. In addition, it has pre-approved $100,000 for items that relate to routine accounting consultations related to items such as new accounting pronouncements, routine SEC filings requiring consents, and routine tax consultations. Upon performance of such services, the Audit Committee is informed of and approves the matters to which such consultations relate. Upon approval by the Audit Committee, the amount is added back to the pre-approved $100,000.

The affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the annual meeting and entitled to vote is required.

If stockholders do not ratify the appointment of Ernst & Young, the adverse vote will be considered a directive to the Audit Committee and the Board to select other auditors for the next fiscal year. A representative of Ernst & Young is expected to attend the annual meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Your Board of Directors unanimously recommends a vote FOR ratification of Ernst & Young LLP as Headwaters’ independent auditors.

*        *        *

YOUR VOTE IS IMPORTANT. WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID US IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATIONS. GIVING YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE MEETING OR YOUR RIGHT TO RESUBMIT LATER DATED PROXY CARDS.

Headwaters Incorporated

By Order of the Board of Directors,

/s/ Harlan M. Hatfield

Harlan M. Hatfield

Secretary

ANNEX A

HEADWATERS INCORPORATED

2000 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated Effective 20 November 2007

(Subject to Stockholder Approval)

i

ii

HEADWATERS INCORPORATED

2000 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1    Purpose Of The Plan.

The Plan was adopted by the Board on May 25, 2000, effective as of June 1, 2000. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock in the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code.

SECTION 2    Definitions.

(a) “Board” means the Board of Directors of the Company, as constituted from time to time.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means a committee of the Board, as described in Section 3.

(d) “Company” means Headwaters Incorporated, a Delaware Corporation.

(e) “Compensation” means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under section 401(k) or 125 of the Code. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(f) “Corporate Reorganization” means:

(i) The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(g) “Eligible Employee” means any Employee of a Participating Company who meets both of the following requirements:

(i) His or her customary employment is for more than five months per calendar year and for more than 20 hours per week; and

(ii) He or she has been an Employee of a Participating Company for not less than three consecutive months.

The foregoing notwithstanding, Employees employed on the Plan’s effective date do not have to satisfy the service requirements specified above.

The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

(h) “Employee” means an individual paid from W-2 Payroll of the Company or a Subsidiary. If, during any period, the Company (or Subsidiary, as applicable) has not treated an individual as an Employee and, for that reason, has not paid such individual in a manner which results in the issuance of a Form W-2 and withheld taxes with respect to him or her, then that individual shall not be eligible to participate in the Plan for that period, even if any person, court of law or government agency determines, retroactively, that such individual is or was a common-law employee during all or any portion of that period. “W-2 Payroll” means whatever mechanism or procedure that the Company or a Subsidiary uses to pay any individual which results in the issuance of Form W-2 to the individual. “W-2 Payroll” does not include any mechanism or procedure which results in the issuance of any form other than a Form W-2 to an individual, including, but not limited to, any Form 1099 which may be issued to an independent contractor, an agency employee or a consultant. Whether a mechanism or procedure qualifies as a “W-2 Payroll” shall be determined in the absolute discretion of the Company (or Subsidiary, as applicable), and the Company’s or Subsidiary’s determination shall be conclusive and binding on all persons.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Fair Market Value” with respect to a Share, shall mean the market price of one Share of Stock, determined by the Committee as follows:

(i) If the Stock was traded over-the-counter on the date in question but was not traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.;

(ii) If the Stock was traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by The Nasdaq Stock Market;

(iii) If the Stock was traded on a United States stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report; and

(iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(k) “Offering Period” means a three month period beginning December 1, March 1, June 1, and September 1 with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(l) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(m) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(n) “Plan” means this Headwaters Incorporated 2000 Employee Stock Purchase Plan, as it may be amended from time to time.

(o) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(p) “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).

(q) “Stock” means the Common Stock of the Company.

(r) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3    Administration Of The Plan.

(a) Committee Composition.    The Plan shall be administered by the Committee. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

(b) Committee Responsibilities.    The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

SECTION 4    Enrollment And Participation.

(a) Offering Periods.    While the Plan is in effect, one Offering Period shall commence in each of the three month periods of December 1st through the last day of February, March 1st through May 31st, June 1st through August 31st, and September 1st through November 30th; provided, that there shall be a transitional Offering Period between October 1 and November 30, 2004. The Offering Periods shall consist of the three month periods commencing on the first day of each such three month period and ending on the last day of each three month period.

(b) Enrollment.    Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by executing the enrollment form prescribed for this purpose by the Committee. The enrollment form shall be filed with the Company at the prescribed location not later than 15 days prior to the commencement of such Offering Period.

(c) Duration of Participation.    Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee, withdraws from the Plan under Section 6(a) or reaches the end of the Offering Period in which his or her employee contributions were discontinued under Section 5(d) or 9(b). A Participant who discontinued employee contributions under Section 5(d) or withdrew from the Plan under Section 6(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the first Offering Period beginning in the next calendar year, if he or she then is an Eligible Employee.

SECTION 5    Employee Contributions.

(a) Frequency of Payroll Deductions.    A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur on each payday during participation in the Plan.

(b) Amount of Payroll Deductions.    An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% and not more than 10%.

(c) Changing Withholding Rate.    A Participant may change the rate of withholding once every six months. If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing the prescribed form with the Company at the time specified. The new withholding rate shall be effective as of the first day of the December or June next following the date such form has been timely received by the Company. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% and not more than 10%.

(d) Discontinuing Payroll Deductions.    If a Participant wishes to discontinue employee contributions entirely, he or she may do so by filing the prescribed form with the Company at the prescribed location at any time. Payroll withholding shall cease as soon as reasonably practicable after such form has been received by the Company. (In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).) A Participant who has discontinued employee contributions may resume such contributions by filing a new enrollment form with the Company at the prescribed location. Payroll withholding shall resume effective as of the first day of the December or June next following the date such form has been timely received by the Company.

SECTION 6    Withdrawal From The Plan.

(a) Withdrawal.    A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location at any time before the last day of an Offering Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b) Re-enrollment After Withdrawal.    A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(c). Re-enrollment shall be effective as of the first day of the December or June next following the date the enrollment form has been timely received by the Company.

SECTION 7    Change In Employment Status.

(a) Termination of Employment.    Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)

(b) Leave of Absence.    For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death.    In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

SECTION 8    Plan Accounts And Purchase Of Shares.

(a) Plan Accounts.    The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b) Purchase Price.    The Purchase Price for each share of Stock purchased at the close of an Offering Period shall be 85% of the Fair Market Value of such share on the last trading day in such Offering Period.

(c) Number of Shares Purchased.    As of the last day of each Offering Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 3,600 shares of Stock with respect to any Offering Period nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). The Committee may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

(d) Available Shares Insufficient.    In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e) Issuance of Stock.    Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the close of the applicable Offering Period, except that the Committee may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Committee (unless the Participant has elected that certificates be issued to him or her). Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

(f) Unused Cash Balances.    Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for a fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest.

(g) Stockholder Approval.    The Company’s stockholders must approve the adoption of the Plan within twelve months after the Plan is adopted by the Board of Directors of the Company.

SECTION 9    Limitations On Stock Ownership.

(a) Five Percent Limit.    Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i) Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan;

(iii) Each Participant shall be deemed to have the right to purchase 3,600 shares of Stock under this Plan with respect to each Offering Period.

(b) Dollar Limit.    Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of the following limit:

(i) In the case of Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Company or Subsidiary of the Company).

(ii) Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of $25,000 per calendar year (under this Plan and all other employee stock purchase plans of the Company or any Subsidiary of the Company).

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 10    Rights Not Transferable.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11    No Rights As An Employee

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12    No Rights As A Stockholder.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Offering Period.

SECTION 13    Securities Law Requirements.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14    Stock Offered Under The Plan.

(a) Authorized Shares.    The aggregate number of shares of Stock available for purchase under the Plan shall be 1,250,000, subject to adjustment pursuant to this Section 14. The Company may either use authorized but unissued stock, treasury stock, or stock purchased on the open market in order to fulfill its obligations under the Plan.

(b) Antidilution Adjustments.    The aggregate number of shares of Stock offered under the Plan, the 3,600 share limitation described in Section 8(c), and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company’s stockholders or a similar event.

(c) Reorganizations.    Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period then in progress shall terminate and shares shall be purchased pursuant to Section 8, unless the Plan is assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 15    Amendment Or Discontinuance.

The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company, provided, that if the Board approves an increase in the number of shares to be issued under the Plan, Participants may purchase Stock from the increased shares during an Offering Period completed pending a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation.

SECTION 16    Execution.

To record the adoption of the Plan by the Board as of the date first above written, as amended, the Company has caused its authorized officer to execute the same.

Headwaters Incorporated

/s/ Steven G. Stewart
Steven G. Stewart, CFO

ANNEX B

HEADWATERS INCORPORATED

SHORT-TERM INCENTIVE BONUS PLAN

As Amended and Restated Effective 1 October 2007

(Subject to Stockholder Approval)

1. PURPOSE

The purpose of this Short-Term Incentive Bonus Plan is to promote the success of Headwaters Incorporated and Headwaters’ subsidiaries, by providing financial incentive for employees to strive for more effective operation of the business through ongoing development and use of their knowledge, skill, ingenuity, resourcefulness and industry. The Plan provides that annual Awards may be made to employees who are responsible for successful operation and management of the Company.

2. DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a) “Award” means the total dollar amount that may be paid to a Participant following a given Performance Year.

(b) “Board” means the Board of Directors of Headwaters Incorporated.

(c) “Chief Executive Officer” means the Chief Executive Officer of Headwaters Incorporated.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board unless another committee comprised of members of the Board is designated by the Board to oversee and administer the Plan, provided, that the Committee shall consist of two or more members of the Board as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(i) a stock exchange on which the securities of the Company are traded may establish pursuant to its rule-making authority for independent directors; and

(ii) the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Code.

(f) “Company” means Headwaters Incorporated, a Delaware corporation.

(g) “Completion Factor” means the percentage completion of IBO commitments of the Participants.

(h) “Covered Employee” means a person within the meaning of such term under Section 162(m) of the Code and Treasury regulations promulgated thereunder.

(i) “Division” means a subset of the Company, as defined by the Committee at the time it sets the proposed Awards under Section 6, for which Operating Income can be calculated.

(j) “Division Bonus Pool” means a fraction of the Division Operating Income determined by a formula for each Division approved by the Committee at the time it sets the proposed Awards under Section 6.

(k) “Disability” means a physical or mental medical condition that prevents the Participant from performing the duties of his or her position with the Company and is likely to last at least twelve months or result in death, as determined by the Committee in its sole discretion.

(l) “Individual Business Objective” or “IBO” means the goal or goals established by the Committee for each Participant (other than the Chief Executive Officer) used to determine his or her Performance Adjustment Factor.

(m) “Individual Bonus Factor” means a percentage assigned to each Plan Participant by the Committee at the time it sets the proposed Awards under Section 6.

(n) “Operating Income” means sales revenue less cost of goods sold and operating expenses as determined in accordance with generally accepted accounting principles. Division Operating Income means Operating Income as determined for a Division in accordance with generally accepted accounting principles.

(o) “Participant” means a full-time employee of the Company, employed by the Company on the last day of a Performance Year (subject to Section 9) and who otherwise meets the eligibility requirements for participation set forth in Section 4.

(p) “Performance Adjustment Factor” or “PAF” means the multiplier obtained by combining the completion factors from the IBOs of a Participant as determined by the Committee in its sole discretion. The Performance Adjustment Factor can vary from 0% to 100% depending upon the attainment of the Participant’s IBOs.

(q) “Performance Year” means a designated fiscal year of the Company during which Company and individual performance will be measured and Participant services will be rendered for which an Award may be granted.

(r) “Plan” means this Headwaters Incorporated Short-Term Incentive Bonus Plan.

(s) “Retirement” means a separation from service on or after the attainment of age 60 with five years of service.

(t) “Threshold Operating Income” means the minimum Division Operating Income that must be achieved before an Award can be paid, as determined by the Committee at the time it sets the proposed Awards under Section 6.

3. POWERS AND ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have the authority to construe and interpret the Plan and any Awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of Awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan, and shall be final and binding on all persons. The Committee may take action by a meeting in which a quorum of the Committee is present. The meeting may be in person, by telephone or in such other manner in which the members of the Committee participating in the meeting may communicate directly with each other. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members.

The Committee shall have the authority to reduce but not increase the payouts on Awards and the Committee shall have the authority to limit but not waive the performance-based vesting of such Awards, in both cases in its sole discretion. The Committee may prescribe rules and procedures for the administration of the Plan and shall have the authority to delegate ministerial duties to agents for the Committee (and allocate responsibilities among the agents appointed by the Committee for the performance of the ministerial duties) in the administration of the Plan.

4. ELIGIBILITY FOR PARTICIPATION

(a) Those key employees of the Company and its subsidiaries, including but not limited to the Covered Employees of the Company, who are employed by the Company on the last day of the Performance Year (subject to Section 9) who are designated to participate in the Plan by the Committee and have achieved pre-determined Plan performance criteria shall be eligible to participate in the Plan.

(b) Participation in a Performance Year does not entitle participation in any subsequent Performance Year.

5. CALCULATION OF AWARDS

The potential Award for a Participant for a Performance Year shall be computed as follows:

Participant’s Division Bonus Pool x Participant’s Individual Bonus Factor x the Participant’s PAF.

For purposes of the computation, the Chief Executive Officer shall have a PAF of 1. The potential Awards payable under the Plan to a Participant may be reduced (but not increased) by the Committee in its sole discretion to determine the actual Award to be paid to the Participant; provided that the reduction in the amount payable to a Participant shall not result in an increase in the amount payable to any other Participant.

6. PARTICIPANT SELECTION AND AWARD DETERMINATION

Within 90 days after the beginning of each Performance Year:

(a) The Chief Executive Officer shall present to the Committee the list of recommended Participants, their respective PAFs, the computation of their proposed Awards, and the Award amounts recommended for each Participant.

(b) The Committee shall consider the Chief Executive Officer’s report referred to in Section 6(a) and shall, in its sole discretion, determine in writing the employees of the Company or its subsidiaries to be designated as Participants in the Plan, the potential Awards to be granted to such Participants for the Performance Year, and the terms and conditions for such Awards.

7. INDIVIDUAL AWARDS

(a) A Participant’s Award shall be prorated based upon number of months of service in a given Performance Year or if the Participant is changed to a different employment category or different employment categories during a Performance Year, provided, that Awards for a Covered Employee shall be based solely on his or her employment category as of the start of the Performance Year.

(b) The actual Award, if any, to be paid to any individual Participant hereunder shall be based upon the Participant’s Divisional performance and individual performance considerations, and shall be determined by the Committee in its sole discretion, provided, that in all events the Committee shall have the authority to decrease the actual Award payout below the potential Award as computed in Section 5 but not to increase the actual Award payout in excess of the Award payable under the Award as computed in Section 5 above, and provided further that the reduction in the amount payable to a Participant shall not result in an increase in the amount payable to any other Participant.

(c) No Award will be granted if the Participant’s Divisional performance is below the Threshold Operating Income established by the Committee for the Performance Year, or if a Participant’s individual performance is unsatisfactory, as determined by the Committee in its sole discretion.

(d) Under the Plan, the maximum cash payment that may be made to a single Participant under a single Award shall not exceed $3,000,000.

8. FORM AND TIME OF PAYMENT

An Award shall be paid to the Participant in cash, less applicable federal, state and local income and employment taxes, as soon as practicable after the date on which the Committee shall have certified in writing that the performance criteria for the Performance Year have been met and shall have approved the Awards for payment, but not later than 90 days after the Committee makes such determinations.

9. RETIREMENT, DISABILITY, DEATH AND TERMINATION

(a) In the event of the termination of a Participant’s employment due to his or her Retirement, Disability, or death, such Participant (or the Participant’s probate or intestate estate, in the event of death) may receive an Award that would be otherwise payable to the Participant, prorated to the effective date of such event, at the sole discretion of the Committee, provided, that in the event of the Retirement, Disability or death of a Covered Employee, such individual shall be entitled to the pro-rated portion of the Award he or she (or the Participant’s probate or intestate estate, in the event of death) would otherwise have been entitled to receive had he or she not terminated his or her employment. Any such prorated Award shall be determined and paid in accordance with the regular procedures of the Plan.

(b) Should a post-termination Award be approved under Section 9(a), such Award shall be paid in cash, less applicable federal, state, and local income and employment taxes, on the normal Award payout date to the Participant (or to the Participant’s probate estate, in the event of death) or to the person or persons who have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to such Award, in the sole discretion of the Committee.

(c) If the employment of a Participant is terminated for reasons other than due to his or her Retirement, Disability or death, then the Participant shall cease to have any rights to the payment of or under any Award.

10. NO RESERVE OR TRUST

Nothing contained in the Plan shall require the Company to segregate any monies from its general funds, or to create any trust or make any special deposit in respect of any amounts payable under the Plan to or for any Participant or group of Participants. All amounts payable under the Plan shall be paid out of the general funds of the Company.

11. NO RIGHT TO ASSIGN

No right or interest of any Participant in the Plan or in any unpaid Award shall be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

12. NO EMPLOYMENT RIGHTS CONFERRED

Nothing contained in the Plan or any Award shall (i) confer upon any employee any right with respect to continuation of employment with the Company or its subsidiaries in any capacity, (ii) interfere in any way with the right of the Company and its subsidiaries to terminate an employee’s employment at any time, or (iii) interfere with the Company’s right to determine the terms and conditions of any other employee benefit plan of the Company.

13. SUCCESSORS AND MERGERS, CONSOLIDATIONS OR CHANGE IN CONTROL

The terms and conditions of this Plan shall inure to the benefit of and bind the Company, the Participants, their successors, assignees, and personal representatives. If substantially all of the stock or assets of the Company are acquired by another corporation or entity or if the Company is merged into, or consolidated with another corporation or entity, then upon such event all obligations created hereunder shall be obligations of the acquirer or successor corporation or entity without the requirement of further action by the acquirer or successor corporation or entity.

14. SECTION 409A

In the event that any Award or portion thereof constitutes nonqualified deferred compensation that is subject to section 409A of the Code, this Plan is intended to comply with the applicable requirements of section 409A of the Code with respect to such Award or portion thereof and shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

15. GOVERNING STATE LAW

The provisions of this Plan shall be construed and administered in accordance with the laws of the State of Utah.

16. AMENDMENT AND TERMINATION OF THE PLAN

The Board and the Committee may from time to time amend, suspend, terminate or reinstate any or all of the provisions of the Plan. However, the Board and the Committee may not adopt any amendment which changes the eligibility requirements under the Plan, the performance business criteria used to compute the Awards under the Plan, or the maximum payment under the Plan, without stockholder approval, and the Board and the Committee may not cancel Awards payable on account of a completed Performance Year, except as otherwise provided in the Plan.

17. EFFECTIVE DATE AND TERM OF THE PLAN

The Plan, as amended and restated, shall become effective for the Performance Year commencing on or after October 1, 2007, upon adoption by the Board and subject to the approval of the stockholders of the Company, and thereafter shall remain in effect until such time as the Board or the Committee may terminate it.

HEADWATERS INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 26, 2008

The undersigned stockholder(s) of Headwaters Incorporated, a Delaware corporation (the Company), revoking all previous proxies, hereby appoints Harlan M. Hatfield and Steven G. Stewart, each as the attorney and proxy of the undersigned, with full power of substitution, to cast all votes for all shares of common stock of Headwaters which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of Headwaters to be held Tuesday, February 26, 2008, starting at 2:00 p.m., Mountain Standard Time, at the Marriott Courtyard, 10701 S. Holiday Park Drive, Sandy, UT 84070, and any and all adjournments or postponements thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:

(Please date and sign below)

1.	ELECTION OF DIRECTORS:		Please mark your vote as this ☒

	Kirk A. Benson	FOR ☐	WITHHOLD AUTHORITY ☐
(If elected, Mr. Benson’s term would expire in 2011)

	E. J. “Jake” Garn	FOR ☐	WITHHOLD AUTHORITY ☐
(If elected, Mr. Garn’s term would expire in 2011)

	Raymond J. Weller	FOR ☐	WITHHOLD AUTHORITY ☐
(If elected, Mr. Weller’s term would expire in 2011)

2.	APPROVE THE INCREASE IN SHARES AUTHORIZED UNDER THE COMPANY’S 2000 EMPLOYEE STOCK PURCHASE PLAN BY 750,000 SHARES OF COMMON STOCK	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	APPROVE THE AMENDED AND RESTATED SHORT-TERM INCENTIVE BONUS PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	RATIFY THE SELECTION BY THE BOARD OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF HEADWATERS FOR FISCAL 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted FOR items 1, 2, 3 and 4. This Proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF HEADWATERS INCORPORATED.

Date: , 2008
Name(s) of Stockholder(s)

PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.